EXECUTION COPY

MAGICAL INSIGHT INVESTMENTS LIMITED

RMB 150,000,000

USD-SETTLED

GUARANTEED SENIOR NOTES DUE 2014

INDENTURE

Dated January 11, 2008

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED,
as Trustee

This INDENTURE dated January 11, 2008 is by and among MAGICAL INSIGHT INVESTMENTS LIMITED, a British Virgin Islands corporation (the “Company”), the Guarantors listed on the signature pages hereto, and THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, as trustee (the “Trustee”) and the Collateral Agent (the “Collateral Agent”).

The Company has duly authorized the creation of an issue of USD-Settled Guaranteed Senior Notes due 2014 (the “Notes”) of the amount and substantially the tenor hereinafter set forth and, to provide therefor, the Company has duly authorized the execution and delivery of this Indenture. All things necessary to make the Notes, when duly issued and executed by the Company, and authenticated and delivered hereunder, the valid obligations of the Company, and to make this Indenture a valid and binding agreement of the Company, have been done. The Company, the Guarantor, the Trustee and the Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes issued under this Indenture:

ARTICLE 1.

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Definitions.

For all purposes of this Indenture, except as otherwise expressly provided or unless the context otherwise requires:

“Additional Amounts” means, with respect to any Note, (i) an amount equal to the Dollar Equivalent of 5.0% of the principal amount of the RMB Notional Amount due and payable by the Company to the holder thereof if the Qualifying Listing is not obtained as of January 12, 2009, such Additional Amounts in this clause (i) being due and payable no later than January 21, 2009 and (ii) an amount equal to the Dollar Equivalent of 5.0% of the principal amount of the RMB Notional Amount due and payable by the Company to the holder thereof if none of the Qualified Accounting Firms has been appointed as the Company’s auditor as of October 10, 2008 and audited the Company’s financial statements for the preceding year, such Additional Amounts in this clause (ii) being due and payable no later than October 21, 2008. For all purposes of this Indenture, the term “premium” shall include Additional Amounts, if any, with respect to the Notes.

“Additional Assets” means:

(a) any Property (other than cash, Cash Equivalent and securities) to be owned by the Company or any of its Subsidiaries and used in a Related Business; or

(b) Capital Stock of a Person that becomes a Subsidiary of the Company as a result of the acquisition of such Capital Stock by the Company or another Subsidiary of the Company from any Person other than the Company or an Affiliate of the Company; provided, however, that, in the case of clause (b), such Subsidiary is primarily engaged in a Related Business.

“Affiliate” of any specified Person means:

(a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, or

(b) any other Person who is a director or officer of:

(1) such specified Person,

(2) any Subsidiary of such specified Person, or

(3) any Person described in clause (a) above, or

(c) any spouse, parent, child, brother or sister of any Person described in (a) or (b) above.

For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of Section 4.12 and Section 4.14 and the definition of “Additional Assets” only, “Affiliate” shall also mean any Beneficial Owner of shares representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Parent or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such Beneficial Owner pursuant to the first sentence hereof. Notwithstanding the foregoing, in no event shall Abax Lotus Ltd. or any of its Affiliates be considered an Affiliate of the Company.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Applicable Procedures” means, with respect to any tran\sfer, redemption or exchange of or for beneficial interests in any Global Note, the rules and procedures of Euroclear and Clearstream that apply to such transfer, redemption or exchange.

“Asset Sale” means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Company or any of its Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of

(a) any shares of Capital Stock of a Subsidiary of the Company (other than directors’ qualifying shares), or

(b) any other Property of the Company or any of its Subsidiaries outside of the ordinary course of business of the Company or such Subsidiary,

other than, in the case of clause (a) or (b) above,

(1) any disposition by a Subsidiary of the Company to the Company or by the Company or one of its Subsidiaries to a Wholly Owned Subsidiary,

(2) any disposition that constitutes a Permitted Investment or Restricted Payment permitted by Section 4.10,

(3) any disposition effected in compliance with the first paragraph of Section 5.01,

(4) any disposition of inventory of the Company or any of its Subsidiaries in the ordinary course of business, or inventory or other property that in the reasonable judgment of the Company have become uneconomic, obsolete or worn out,

(5) the sale or discount of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business, and

(6) any disposition in a single transaction or a series of related transactions of assets for aggregate consideration of less than US$1.0 million.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at any date of determination,

(a) if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of “Capital Lease Obligations,” and

(b) in all other instances, the present value (discounted at the weighted average interest rate borne by the Notes, compounded annually in the most recently completed twelve months) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

“Average Life” means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

(a) the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

(b) the sum of all such payments.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors, or the law of any other jurisdiction relating to bankruptcy, insolvency, winding up, liquidation, reorganization or relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition or passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means (1) in respect of a corporation, the board of directors of the corporation, or (except if used in the definition of “Change of Control”) any duly authorized committee thereof; and (2) in respect of any other Person, the board or committee of that Person serving an equivalent function.

“Board Resolution” of a Person means a copy of a resolution certified by the secretary or an assistant secretary (or individual performing comparable duties) of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligations” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of Section 4.11 a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

“Capital Stock” means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

“Capital Stock Sale Proceeds” means the aggregate cash proceeds received by the Parent from the issuance or sale (other than to a Subsidiary of the Parent or an employee stock ownership plan or trust established by the Parent or any such Subsidiary for the benefit of their employees) by the Parent of its Capital Stock (other than Disqualified Stock) after the Issue Date, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Cash Equivalents” means any of the following:

(a) Investments in U.S. Government Securities maturing within 365 days of the date of acquisition thereof;

(b) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 90 days of the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States of America or any state thereof having capital, surplus and undivided profits aggregating in excess of US$500 million and whose long-term debt is rated “A-3” or “A-” or higher according to Moody’s or S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act));

(c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) entered into with:

(1) a bank meeting the qualifications described in clause (b) above, or

(2) any primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York;

(d) Investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America with a rating at the time as of which any Investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act));

(e) direct obligations (or certificates representing an ownership interest in such obligations) of any state of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such state are pledged and which are not callable or redeemable at the issuer’s option, provided that:

(1) the long-term debt of such state is rated “A-3” or “A-” or higher according to Moody’s or S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act)), and

(2) such obligations mature within 180 days of the date of acquisition thereof; and

(f) time deposit accounts, certificates of deposit and money market deposits with (i) Bank of China, Industrial and Commercial Bank of China, China Construction Bank and China Merchants Bank or (ii) any other bank or trust company organized under the laws of the PRC whose long-term debt is rated as high or higher than any of those banks.

“Change of Control” means the occurrence of any of the following events:

(a) prior to the first Public Equity Offering after the Issue Date, the Permitted Holders cease to be the “beneficial owners” (as defined in Rule 13d-3 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of at least 30% of the total voting power of the Voting Stock of the Parent, whether as a result of the issuance of securities of the Parent, any merger, consolidation, liquidation or dissolution of the Parent, any direct or indirect transfer of securities by the Permitted Holders or otherwise (for purposes of this clause (a), the Permitted Holders will be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation so long as the Permitted Holders beneficially own, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of such parent corporation); or

(b) on or after the first Public Equity Offering after the Issue Date, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any one or more of the Permitted Holders, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders are the “beneficial owners” (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, in the aggregate of a lesser percentage of the total voting power of the Voting Stock of the Company than such other person or group (for purposes of this clause (b), such person or group shall be deemed to beneficially own any Voting Stock of a corporation held by any other corporation (the “parent corporation”) so long as such person or group beneficially owns, directly or indirectly, in the aggregate at least a majority of the total voting power of the Voting Stock of such parent corporation); or

(c) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the Property of the Parent and its Subsidiaries, considered as a whole (other than a disposition of such Property as an entirety or virtually as an entirety to a Wholly Owned Subsidiary or one or more Permitted Holders), shall have occurred, or the Parent merges, consolidates or amalgamates with or into any other Person (other than one or more Permitted Holders) or any other Person (other than one or more Permitted Holders) merges, consolidates or amalgamates with or into the Parent, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Parent is reclassified into or exchanged for cash, securities or other Property, other than any such transaction where:

(1) the outstanding Voting Stock of the Parent is reclassified into or exchanged for other Voting Stock of the Parent or for Voting Stock of the Surviving Person, and

(2) the holders of the Voting Stock of the Parent immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the Parent or the Surviving Person immediately after such transaction and in substantially the same proportion as before the transaction; or

(d) Continuing Directors cease for any reason to constitute a majority of the Board of Directors then in office; or

(e) the shareholders of the Parent shall have approved any plan of liquidation or dissolution of the Parent.

“Clearstream” means Clearstream Banking, société anonyme, and any successor thereto.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all the collateral described in the Security Documents.

“Collateral Agent” means The Hongkong and Shanghai Banking Corporation Limited, and any successor collateral agent appointed pursuant to the terms of this Indenture.

“Commission” means the U.S. Securities and Exchange Commission.

“Commodity Price Protection Agreement” means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.

“Common Depositary” means, with respect to the Notes issuable or issued in global form, the Person specified in Section 2.03(b) hereof as the Common Depositary to Euroclear and Clearstream with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Common Stock” means any stock of any class of the Parent which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Parent and which is not subject to redemption by the Parent.

“Company” is defined in the preamble.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Parent and its consolidated Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by the Parent or its Subsidiaries, without duplication,

(a) interest expense attributable to leases constituting part of a Sale and Leaseback Transaction and to Capital Lease Obligations,

(b) amortization of debt discount and debt issuance cost, including commitment fees,

(c) capitalized interest,

(d) non-cash interest expense,

(e) commissions, discounts and other fees and charges owed with respect to letters of credit and banker’s acceptance financing,

(f) net costs or payments, if any, associated with Hedging Obligations (including amortization of fees),

(g) Disqualified Stock Dividends (other than dividends payable in Capital Stock other than Disqualified Stock),

(h) Preferred Stock Dividends (other than dividends payable in Capital Stock other than Disqualified Stock),

(i) interest accruing on any Debt of any other Person to the extent such Debt is guaranteed by the Company or any of its Subsidiaries, and

(j) the cash contributions to any employee stock ownership plan or similar trust, if any and to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Parent) in connection with Debt Incurred by such plan or trust.

“Consolidated Net Income” means, for any period, the net income (loss) of the Parent and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(a) any net income (loss) of any Person (other than the Parent) if such Person is not a Subsidiary of the Parent, except that:

(1) subject to the exclusions contained in clauses (c), (d) and (e) below, equity of the Parent and its consolidated Subsidiaries in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to the Parent or any of its Subsidiaries as a dividend or other distribution (subject, in the case of a dividend or other distribution to such Subsidiary, to the limitations contained in clause (b) below), and

(2) the equity of the Parent and its consolidated Subsidiaries in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income,

(b) any net income (loss) of any Subsidiary of the Parent if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Parent, except that:

(1) subject to the exclusions contained in clauses (c), (d) and (e) below, the equity of the Parent and its consolidated Subsidiaries in the net income of any such Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Subsidiary during such period to the Parent or another of its Subsidiaries as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Subsidiary of the Parent, to the limitation contained in this clause), and

(2) the equity of the Parent and its consolidated Subsidiaries in a net loss of any such Subsidiary for such period shall be included in determining such Consolidated Net Income,

(c) any gain (but not loss) realized upon the sale or other disposition of any Property of the Parent or any of its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business,

(d) any extraordinary gain or loss,

(e) the cumulative effect of a change in accounting principles,

(f) non-cash gains or losses due solely to fluctuations in currency values (and related tax effects), and

(g) any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Parent or any of its Subsidiaries, provided that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock of the Parent (other than Disqualified Stock).

“Consolidated Net Worth” means the total of the amounts shown on the consolidated balance sheet of the Parent and its Subsidiaries as of the end of the most recent Fiscal Quarter of the Parent ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as:

(a) the par or stated value of all outstanding Capital Stock of the Parent, plus

(b) paid-in capital or capital surplus relating to such Capital Stock, plus

(c) any retained earnings or earned surplus, less:

(1) any accumulated deficit, and

(2) any amounts attributable to Disqualified Stock. or any equity security convertible into or exchangeable for Debt, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of Capital Stock of the Parent or any of its Subsidiaries, each item to be determined in conformity with GAAP.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Parent who (a) was a member of such Board of Directors on the date of this Indenture or (b) was nominated for election to such Board of Directors by, or whose election was ratified with the approval of, a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Facilities” means, with respect to the PRC Subsidiaries, one or more debt or commercial paper facilities with banks or other institutional lenders in the PRC providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose, bankruptcy remote entities formed to borrow from such lenders against such receivables or inventory) or trade letters of credit, in each case together with any Refinancings thereof by any lender or syndicate of lenders.

“Currency Exchange Protection Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

“Custodian” means, with respect to the Notes issuable or issued in global form, the Person specified in Section 2.03(c) as Custodian with respect to the Notes, and any and all successors thereto appointed as custodian hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Debt” means, with respect to any Person on any date of determination (without duplication):

(a) the principal of and premium (if any) in respect of:

(1) debt of such Person for money borrowed, and

(2) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(b) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person;

(c) all obligations of such Person representing the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding in all events under this clause (c) trade accounts payable arising in the ordinary course of business, and excluding, in the case of any purchase by the Company or any of its Subsidiaries of a Person that becomes a Subsidiary, post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing of such transaction; provided, however, that at the time of closing, the amount of any such payment is not determinable, and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter);

(d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(e) the amount of all obligations of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

(f) all obligations of the type referred to in clauses (a) through (e) above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee;

(g) all obligations of the type referred to in clauses (a) through (f) above of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such Property and the amount of the obligation so secured; and

(h) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

The amount of Debt of any Person at any date shall be the outstanding balance, or the accreted value of such Debt in the case of Debt issued with original issue discount, at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. The amount of Debt represented by a Hedging Obligation shall be equal to the notional amount of such Hedging Obligation.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 or 2.10 hereof, in substantially the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Delisting” of the Parent’s Common Stock will be deemed to have occurred if, as a result of any reason attributable to the Company, (i) prior to a Qualifying Listing, the Common Stock ceases trading on Over-the-Counter Bulletin Board in the United States, (ii) at any time after a Qualifying Listing, the Common Stock is neither listed for trading on a United States national securities exchange, listed for trading on a United States national or regional securities exchange nor approved for trading on any of the Nasdaq’s Capital Market, Global Market, Global Select Market, London Stock Exchange, Singapore Stock Exchange (Main Board) and Hong Kong Stock Exchange (Main Board), or (iii) trading in the Parent’s Common Stock on any such exchange or market has been suspended for ten or more consecutive Trading Days.

“Disqualified Stock” means any Capital Stock of the Parent or any of its Subsidiaries that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise:

(a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

(b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or

(c) is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock,

on or prior to, in the case of clause (a), (b) or (c), the first anniversary of the Stated Maturity of the Notes.

“Disqualified Stock Dividends” means all dividends with respect to Disqualified Stock of the Parent held by Persons other than a Wholly Owned Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the Parent.

“Distribution Compliance Expiration Date” means the 41st day after the later of (i) the day on which the Notes were first offered to Persons other than distributors (as defined in Regulation S under the Securities Act) and (ii) the Issue Date.

“Dollar” or “$” or “US$” means a dollar or other equivalent unit in such coin or currency of the United States as at the time shall be legal tender for the payment of public and private debts.

“Dollar Equivalent” means, at any time for the determination thereof, the amount of Dollars obtained by converting RMB into Dollars at the base rate for the purchase of Dollars with RMB as quoted by the People’s Bank of China at Noon (Beijing time) two Business Days prior to the date of determination.

“EBITDA” means, for any period, an amount equal to, for the Parent and its consolidated Subsidiaries:

(a) the sum of Consolidated Net Income for such period, plus the following to the extent deducted in calculating Consolidated Net Income for such period:

(1) the provision for taxes based on income or profits or utilized in computing net loss,

(2) Consolidated Interest Expense,

(3) depreciation,

(4) amortization of intangibles and, without duplication, amortization of capitalized debt issuance costs for such period, and

(5) any charges (and related tax effects) recorded by Parent, the Company or any Subsidiary as a result of the impairment of goodwill under GAAP,

(6) any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of, or reserve for, cash expenditures in any future period), minus

(b) all non-cash items increasing Consolidated Net Income for such period.

provided that (1) if any Subsidiary is not a Wholly Owned Subsidiary, EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Consolidated Net Income attributable to such Subsidiary multiplied by (B) the percentage ownership interest in the income of such Subsidiary not owned on the last day of such period by the Company or any of its Subsidiaries and (2) in the case of any PRC CJV (consolidated in accordance with GAAP), EBITDA shall be reduced (to the extent not already reduced in accordance with GAAP) by any payments, distributions or amounts (including the Fair Market Value of any non-cash payments, distributions or amounts) required to be made or paid by such PRC CJV to the PRC CJV Partner, or to which the PRC CJV Partner otherwise has a right or is entitled, pursuant to the joint venture agreement governing such PRC CJV.

“Euroclear” means Euroclear Bank, S.A./N.V., and any successor thereto.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Fair Market Value” means, with respect to any Property at the time of determination, the price that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided,

(a) if such Property has a Fair Market Value equal to or less than US$1.0 million, by any Officer of the Parent, or

(b) if such Property has a Fair Market Value in excess of US$1.0 million, by a majority of the Board of Directors of the Parent and evidenced by a Board Resolution or an Independent Financial Advisor and evidenced by a written opinion from such Independent Financial Advisor if such Property has a Fair Market Value in excess of US$5.0 million, dated within 30 days of the relevant transaction, delivered to the Trustee.

“Fiscal Quarter” means each of the three month periods ending on March 31, June 30, September 30 and December 31.

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of:

(a) the aggregate amount of EBITDA for the most recent four consecutive Fiscal Quarters ending prior to such determination date to

(b) Consolidated Interest Expense for such four Fiscal Quarters;

provided, however, that:

(1) if

(A) since the beginning of such period the Parent or any of its Subsidiaries has Incurred any Debt that remains outstanding or Repaid any Debt, or

(B) the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio is an Incurrence or Repayment of Debt,

Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Incurrence or Repayment as if such Debt was Incurred or Repaid on the first day of such period, provided that, in the event of any such Repayment of Debt, EBITDA for such period shall be calculated as if the Parent or such Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Debt, and provided further that the amount of Debt Incurred under revolving credit facilities shall be deemed to be the average daily balance of such Debt during such period (or any shorter period in which such facilities are in effect) and

(2) if

(A) since the beginning of such period the Parent or any of its Subsidiaries shall have made any Asset Sale or an Investment (by merger or otherwise) in any Subsidiary of the Parent (or any Person which becomes a Subsidiary of the Parent) or an acquisition of Property which constitutes all or substantially all of an operating unit of a business,

(B) the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio is such an Asset Sale, Investment or acquisition, or

(C) since the beginning of such period any Person (that subsequently became a Subsidiary of the Parent or was merged with or into the Parent or any Subsidiary of the Parent since the beginning of such period) shall have made such an Asset Sale, Investment or acquisition, then EBITDA for such period shall be calculated after giving pro forma effect to such Asset Sale, Investment or acquisition as if such Asset Sale, Investment or acquisition had occurred on the first day of such period.

If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt shall be calculated as if the base interest rate in effect for such floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of 12 months). In the event the Capital Stock of any Subsidiary of the Parent is sold during the period, the Parent shall be deemed, for purposes of clause (1) above, to have Repaid during such period the Debt of such Subsidiary to the extent the Parent and its continuing Subsidiaries are no longer liable for such Debt after such sale.

“GAAP” means United States generally accepted accounting principles as in effect on the Issue Date, including those set forth in:

(a) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

(b) the statements and pronouncements of the Financial Accounting Standards Board,

(c) such other statements by such other entity as approved by a significant segment of the accounting profession, and

(d) the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.

All ratios and computations based on GAAP contained in this Indenture will be computed in conformity with GAAP.

“Global Note Legend” means the legend set forth on all Global Notes issued under this Indenture.

“Global Notes” means the global Notes in the form of Exhibit A hereto issued in accordance with Article 2 hereof.

“Governmental Approval” means any authorization of or by, consent of, approval of, license from, ruling of, permit from, tariff by, rate of, certification by, exemption from, filing with (except any filing relating to the perfection of security interests), variance from, claim of, order from, judgment from, decree of, publication to or by, notice to, declaration of or with or registration by or with any Governmental Authority, whether tacit or express.

“Governmental Authority” means any federal, state, national, provincial, municipal, local, territorial or other government department, ministry (including local counterparts thereof), commission, board, agency, regulatory authority, instrumentality, judicial or administrative body, domestic or foreign.

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), or

(b) entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “guarantee” shall not include:

(1) endorsements for collection or deposit in the ordinary course of business, or

(2) a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (a), (b) or (c) of the definition of “Permitted Investment.”

The term “guarantee” used as a verb has a corresponding meaning. The term “guarantor” shall mean any Person Guaranteeing any obligation.

“Guarantee” means the Guarantee of the Notes by each of the Guarantors pursuant to Article 9 and in the form of the Guarantee attached as Exhibit B and any additional Guarantee of the Notes to be executed by any Subsidiary of the Company pursuant to Section 4.17

“Guarantor” means the Parent and each Subsidiary of the Company that becomes a Guarantor pursuant to Section 4.17 or who otherwise executes and delivers a supplemental indenture (in form satisfactory to the Trustee) to the Trustee providing for a Guarantee; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of this Indenture.

“Hedging Obligation” of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or any other similar agreement or arrangement.

“Holder” or “holder” means a Person in whose name a Note is registered in the Security Register.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; provided further, however, that any Debt or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and provided further, however, that solely for purposes of determining compliance with Section 4.09, amortization of debt discount shall not be deemed to be the Incurrence of Debt, provided that in the case of Debt sold at a discount, the amount of such Debt Incurred shall at all times be the aggregate principal amount at Stated Maturity.

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Indenture” means this instrument, as originally executed or as it may from time to time be supplemented or amended in accordance with Article 8 hereof.

“Independent Financial Advisor” means an investment banking firm of international standing or any third party appraiser of international standing, provided that such firm or appraiser is not an Affiliate of the Parent.

“Interest Payment Dates” shall have the meaning set forth in paragraph 1 of each Note.

“Interest Period” means the period commencing on and including an Interest Payment Date and ending on and excluding the next succeeding Interest Payment Date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and exclude July 10, 2008.

“Interest Rate Agreement” means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates.

“Investment” by any Person means any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person.

In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

“Issue Date” means January 11, 2008.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in Hong Kong, the PRC, the city in which the Specified Office of the Trustee is located or any other place of payment on the Notes are authorized by law, regulation or executive order to remain closed.

“Leverage Ratio” means the ratio of:

(a) the outstanding Debt of the Parent and its Subsidiaries on a consolidated basis, to

(b) EBITDA for the most recently completed four Fiscal Quarters; provided, however,

(1) if:

(A) since the beginning of such period the Parent or any of its Subsidiaries has Incurred any Debt that remains outstanding or Repaid any Debt, or

(B) the transaction giving rise to the need to calculate the Leverage Ratio is an Incurrence or Repayment of Debt,

Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Incurrence or Repayment as if such Debt was Incurred or Repaid on the first day of such period, provided that, in the event of any such Repayment of Debt, EBITDA for such period shall be calculated as if the Parent or such Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Debt, and provided further that the amount of Debt Incurred under revolving credit facilities shall be deemed to be the average daily balance of such Debt during such period (or any shorter period in which such facilities are in effect) and

(2) if

(a) since the beginning of such period, the Parent or any of its Subsidiaries shall have made any Asset Sale or an Investment (by merger or otherwise) in any Subsidiary of the Parent (or any Person that becomes such a Subsidiary) or an acquisition of Property,

(b) the transaction giving rise to the need to calculate the Leverage Ratio is such an Asset Sale, Investment or acquisition, or

(c) since the beginning of such period any Person (that subsequently became a Subsidiary of the Parent or was merged with or into the Parent or any of its Subsidiaries since the beginning of such period) shall have made such an Asset Sale, Investment or acquisition,

EBITDA for such period shall be calculated after giving pro forma effect to such Asset Sale, Investment or acquisition as if such Asset Sale, Investment or acquisition occurred on the first day of such period.

If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt shall be calculated as if the base interest rate in effect for such floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of 12 months). In the event the Capital Stock of any Subsidiary of the Parent is sold during the period, the Parent shall be deemed, for purposes of clause (1) above, to have Repaid during such period the Debt of such Subsidiary to the extent the Parent and its continuing Subsidiaries are no longer liable for such Debt after such sale.

“Lien” means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

“Material Adverse Effect” means a material adverse effect on (a) the property, business, operations, financial condition, liabilities or capitalization of the Parent or any of its Subsidiaries, (b) the ability of any such Person to perform its payment obligations or any of its material obligations under any of the Security Documents to which such Person is a party, (c) the validity or enforceability of any of the Security Documents, (d) the material rights and remedies of the Trustee or the Collateral Agent under any of the Security Documents or (e) the timely payment of any principal or premium of, or interest on, any of the Notes.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Available Cash” from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of such Asset Sale or received in any other non-cash form), in each case net of:

(a) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all U.S. federal, state, national, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale,

(b) all payments made on or in respect of any Debt that is secured by any Property subject to such Asset Sale, in accordance with the terms of any Lien upon such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale,

(c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, and

(d) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed of in such Asset Sale and retained by the Company or any of its Subsidiaries after such Asset Sale.

“Note Obligations” means the Notes, the Guarantees and all other obligations of any obligor under this Indenture, the Notes, the Guarantees and the Security Documents.

“Notes” is defined in the preamble.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Debt.

“Officer” means, with respect to the Company or the Guarantor, its respective Chairman of the Board, the Chief Executive Officer, the President or any Vice President (whether or not designated by a number or numbers or word or words added before or after the title “Vice President”) and the Treasurer or any Assistant Treasurer, or the Secretary or Assistant Secretary.

“Officers’ Certificate” means a certificate, signed by two Officers of the Company, at least one of whom shall be the principal executive officer or principal financial officer of the Company, and which certificate meets the requirements of Section 12.04 hereof and is delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel of recognized standing which meets the requirements of Section 12.04 hereof.

“Parent” means China Mobile Media Technology Inc., a Nevada corporation.

“Participant” means, with respect to Euroclear or Clearstream, a Person who has an account with Euroclear or Clearstream, respectively.

“Permitted Holders” means Dr. Zhang Zhengyu, Mr. Ma Qing and Ms. Li Ming and his or her estate, spouse, ancestors and lineal descendants, any legal entity in which he or she holds a majority of the Voting Stock and “controls” such entity, or the legal representatives of any of the foregoing and the trustees of any bona fide trusts of which the foregoing are the sole beneficiaries or the grantors, or any Person of which the foregoing “beneficially owns” (as defined in Rule 13d-3 under the Exchange Act), individually or collectively with any of the foregoing, at least 80% of the total voting power of the Voting Stock of such Person.

“Permitted Investment” means any Investment by the Company or any of its Subsidiaries in:

(a) the Company or any of its Subsidiaries engaged in a Related Business,

(b) any Person that will, upon the making of such Investment, become a Subsidiary of the Company, provided that the primary business of such Subsidiary is a Related Business;

(c) any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, the Company or a Subsidiary of the Company, provided that such Person’s primary business is a Related Business;

(d) Cash Equivalents;

(e) receivables owing to the Company or any of its Subsidiaries, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or such Subsidiary deems reasonable under the circumstances;

(f) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses under GAAP and that are made in the ordinary course of business;

(g) loans and advances to employees made in the ordinary course of business consistent with past practices of the Company or such Subsidiary, as the case may be, provided that such loans and advances do not exceed US$250,000 in the aggregate at any one time outstanding;

(h) stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Company or one of its Subsidiaries or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(i) any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with (A) an Asset Sale consummated in compliance with Section 4.12 or (B) any disposition of Property not constituting an Asset Sale; and

(j) Hedging Obligations by the Company or any Guarantor that are otherwise permitted to be incurred under this Indenture, and which were entered into for financial management of interest rates, foreign currency exchange rates or commodity prices and are directly related to transactions entered into by such Person in the ordinary course of its business, and not for speculative purposes.

“Permitted Liens” means:

(a) Liens in favor of the Company or the Guarantors;

(b) Liens securing, or created for the benefit of securing, the Notes and the Guarantees;

(c) Liens to secure Debt permitted to be Incurred under clause (b) of the second paragraph of Section 4.09 and other obligations thereunder, provided that any such Lien is limited to the accounts receivable and inventory of the PRC Subsidiary;

(d) Liens to secure Debt permitted to be Incurred under clause (c) of the second paragraph of Section 4.09 and other obligations thereunder; provided that any such Lien may not extend to any Property of the Company or any of its Subsidiaries, other than the Property acquired, constructed or leased with the proceeds of such Debt and any improvements or accessions to such Property;

(e) Liens for taxes, assessments or governmental charges or levies on the Property of the Company or any of its Subsidiaries if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

(f) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, on the Property of the Company or any of its Subsidiaries arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

(g) Liens on the Property of the Company or any of its Subsidiaries Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the Company and its Subsidiaries taken as a whole;

(h) Liens on Property at the time the Company or any of its Subsidiaries acquired such Property, including any acquisition by means of a merger or consolidation with or into the Company or any of its Subsidiaries; provided, however, that any such Lien may not extend to any other Property of the Company or any of its Subsidiaries; provided further, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by the Company or any of its Subsidiaries;

(i) Liens on the Property of a Person at the time such Person becomes a Subsidiary of the Company; provided, however, that any such Lien may not extend to any other Property of the Company or any other Subsidiary of the Company that is not a direct Subsidiary of such Person; provided further, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Subsidiary of the Company;

(j) pledges or deposits by the Company or any of its Subsidiaries under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Company or any of its Subsidiaries is party, or deposits to secure public or statutory obligations of the Company, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

(k) utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

(l) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Subsidiaries in the ordinary course of business in accordance with the past practices of the Company or any of its Subsidiaries;

(m) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by the Company or any of its Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Lien secure (either directly or indirectly) the repayment of any Debt;

(n) Liens existing on the Issue Date not otherwise described in clauses (a) through (m) above;

(o) Liens on the Property of the Company or any of its Subsidiaries to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (h), (i) or (l) above; provided, however, that any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property), and the aggregate principal amount of Debt (and other obligations thereunder) that is secured by such Lien shall not be increased to an amount greater than the sum of:

(1)
the outstanding principal amount, or, if greater, the committed amount, of the Debt (and other obligations thereunder) secured by Liens described under clause (h), (i) or (n) above, as the case may be, at the time the original Lien became a Permitted Lien under this Indenture, and

(2)	an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by the Company or such Subsidiary in connection with such Refinancing.

“Permitted Refinancing Debt” means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

(a) such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

(1) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced, and

(2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing,

(b) the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced,

(c) the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being Refinanced,

(d) the new Debt shall not be senior in right of payment to the Debt that is being Refinanced, and

(e) the new Debt, the proceeds of which are used to Refinance the Notes or any Debt that is pari passu with or subordinate to the Notes or a Guarantee, shall only be permitted if (A) in case the Notes are refinanced in part or the Debt to be Refinanced is pari passu with the Notes or a Guarantee, such new Debt, by its terms or by terms of any agreement or instrument pursuant to which such new Debt is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes or such Guarantee, or (B) in case the Debt to be Refinanced is subordinated in right of payment to the Notes or a Guarantee, such new Debt, by its terms or by the terms of any agreement or instrument to which such new Debt is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes or such Guarantee at least to the extent that the Debt to be Refinanced is subordinated to the Notes or the Guarantee;

provided, however, that Permitted Refinancing Debt shall not include the Debt of any Subsidiary that is not a Guarantor, if such Debt is used to Refinance Debt of the Company or a Subsidiary.

“Person” means a corporation, an association, a partnership, a limited liability company, an individual, a joint venture, a joint stock company, a trust, an unincorporated organization or a government or an agency or a political subdivision thereof.

“PRC” means the People’s Republic of China, exclusive of Taiwan, Macau and Hong Kong.

“PRC CJV” means any Subsidiary that is a Sino-foreign cooperative joint venture enterprise with limited liability, established in the PRC pursuant to the Law of the People’s Republic of China on Sino-foreign Cooperative Joint Ventures adopted on April 13, 1988 (as most recently amended on October 13, 2000) and the Detailed Rules for the Implementation of the Law of the People’s Republic of China on Sino-foreign Cooperative Joint Ventures promulgated on September 4, 1995, as such laws may be amended.

PRC CJV Partner” means with respect to a PRC CJV, the other party to the joint venture agreement relating to such PRC CJV with the Company or any Subsidiary.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same Debt as that evidenced by such particular Note; and any Note authenticated and delivered under Section 2.07 in lieu of a lost, destroyed or stolen Note shall be deemed to evidence the same Debt as the lost, destroyed or stolen Note.

“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

“Preferred Stock Dividends” means all dividends with respect to Preferred Stock of the Parent’s Subsidiaries held by Persons other than the Parent or any of its Wholly Owned Subsidiaries. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.

“pro forma” means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the Parent’s Board of Directors after consultation with the independent certified public accountants of the Parent, or otherwise a calculation made in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, as the case may be.

“Promissory Notes” means US$10 million in aggregate principal amount of promissory notes issued by the Parent and due June 15, 2008.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including intellectual property rights and Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to this Indenture, the value of any Property shall be its Fair Market Value.

“Public Equity Offering” means an underwritten public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

“Qualified Accounting Firms” means PricewaterhouseCoopers, Deloitte Touche Tohmatsu, Ernst & Young, KPMG, BDO International, Grant Thornton International, RSM International, Baker Tilly International, Horwath International, Moores Rowland International, Moss Adams, J.H. Cohn, Crowe Chizek and Co. LLC, Plante & Moran PLLC and BKD LLP.

“Qualifying Listing” means a listing of the Common Stock on the Nasdaq Capital Market, Global Market and Global Select Market, the New York Stock Exchange, London Stock Exchange, Singapore Stock Exchange (Main Board) or Hong Kong Stock Exchange (Main Board) has been completed on or before, and maintained as of, January 12, 2009.

“Refinance” means, in respect of any Debt, to refinance, extend, renew, refund or Repay (in whole or in part), or to issue other Debt, in exchange or replacement for (in whole or in part), such Debt. “Refinanced” and “Refinancing” shall have correlative meanings.

“Regular Record Date” for the interest payable on any Interest Payment Date means the applicable date specified as a “Record Date” on the face of the Note.

“Related Business” means integrated multi-channel sales and marketing in the PRC, including but not limited to proprietary-branded digital mobile devices, including through TV-based direct response platforms and off-line distribution networks.

“Repay” means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt. “Repayment” and “Repaid” shall have correlative meanings. For purposes of Section 4.12 and the definitions of “Fixed Charge Coverage Ratio” and “Leverage Ratio,” Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Department of the Trustee (or any successor group of the Trustee) who is responsible for the administration of this Indenture.

“Restricted Payment” means:

(a) any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of the Parent or any of its Subsidiaries (including any payment in connection with any merger or consolidation with or into the Parent or any of its Subsidiaries), except for any dividend or distribution that is made solely to the Parent or any of its Subsidiaries (and, if such Subsidiary is not a Wholly Owned Subsidiary, to the other shareholders of such Subsidiary on a pro rata basis or on a basis that results in the receipt by the Parent or any of its Subsidiaries of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of the Parent;

(b) the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of the Parent or any of its Subsidiaries (other than from the Parent or any of its Subsidiaries) or any securities exchangeable for or convertible into any such Capital Stock, including the exercise of any option to exchange any Capital Stock (other than for or into Capital Stock of the Parent that is not Disqualified Stock);

(c) the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition); or

(d) any Investment (other than Permitted Investments) in any Person.

“RMB” means the lawful currency of the PRC.

“RMB Notional Amount” initially means RMB150,000,000.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw Hill, Inc., or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Company or any of its Subsidiaries transfers such Property to another Person and the Company or any of its Subsidiaries leases it from such Person.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Security Documents” means each of the following instruments and documents in favor of the Collateral Agent for the benefit of the holders of the Notes, the Guarantees and all other obligations of any obligor under this Indenture, the Notes, the Guarantees and the Security Documents, whenever incurred, and also for the benefit of the present and future holders of all other Note Obligations and any document perfecting such security interests pursuant to the terms of Article 10 hereof: (i) a first charge over shares in the Company, (ii) a first charge over shares in Hi-Tech Wealth International Holding Ltd., a British Virgin Islands corporation, (iii) a first charge over shares in Hi-Tech Wealth International Investment Holding Limited, a British Virgin Islands corporation, (iv) a first charge over 76% of the shares in Star Cluster Incorporated, a British Virgin Islands corporation, (v) the WFOE Equity Pledges, and (vi) any one or more security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust or other grants or transfers for security executed and delivered by the Company, any Person beneficially owning Capital Stock issued by the Company, or any other obligor creating a Lien upon Capital Stock issued by the Company or upon property owned or to be acquired by the Company or such other obligor.

“Senior Debt” of the Company means:

(a) all obligations consisting of the principal, premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such post-filing interest is allowed in such proceeding) in respect of:

(1) Debt of the Company for borrowed money, and

(2) Debt of the Company evidenced by notes, debentures, bonds or other similar instruments permitted under this Indenture for the payment of which the Company is responsible or liable;

(b) all Capital Lease Obligations of the Company and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by the Company;

(c) all obligations of the Company

(1) for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction,

(2) under Hedging Obligations, or

(3) issued or assumed as the deferred purchase price of Property and all conditional sale obligations of the Company and all obligations under any title retention agreement permitted under this Indenture; and

(d) all obligations of other Persons of the type referred to in clauses (a), (b) and (c) for the payment of which the Company is responsible or liable as Guarantor;

provided, however, that Senior Debt shall not include:

(A) Debt of the Company that is by its terms subordinate in right of payment to the Notes, including any Subordinated Obligations;

(B) any Debt Incurred in violation of the provisions of this Indenture;

(C) accounts payable or any other obligations of the Company to trade creditors created or assumed by the Company in the ordinary course of business in connection with the obtaining of materials or services (including Guarantees thereof or instruments evidencing such liabilities);

(D) any liability for U.S. federal, state, national, provincial, local or other taxes owed or owing by the Company;

(E) any obligation of the Company to any of its Subsidiaries; or

(F) any obligations with respect to any Capital Stock of the Company.

To the extent that any payment of Senior Debt (whether by or on behalf of the Company as proceeds of security or enforcement or any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to a trustee, receiver or other similar party under any bankruptcy, insolvency, receivership or similar law, then if such payment is recovered by, or paid over to, such trustee, receiver or other similar party, the Senior Debt or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

“Senior Debt” of any Guarantor has a correlative meaning.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

“Specified Office of the Trustee” shall be at the address of the Trustee specified in Section 12.01 hereof, or such other address as to which the Trustee may give notice to the Company.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Debt (including, without limitation, a scheduled repayment or a scheduled sinking fund payment), the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Debt, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment hereof.

“Subordinated Obligation” means any Debt of the Parent or any Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the Notes or the applicable Guarantee pursuant to a written agreement to that effect.

“Subsidiary,” means, in respect of any person (the “first person”) at any particular time, any other person (the “second person”):

(a) Control: whose affairs and policies the first person controls or has the power to control (directly or indirectly), whether by ownership of share capital, contract, the power to appoint or remove members of the governing body of the second person or otherwise; or

(b) Consolidation: whose financial statements are, in accordance with applicable law and generally accepted accounting principles, consolidated with those of the first person.

“Subsidiary Guarantee” means any Guarantee provided by a Subsidiary Guarantor.

“Subsidiary Guarantor” means any Subsidiary of the Company that is a Guarantor.

“Surviving Person” means the surviving Person formed by a merger, consolidation or amalgamation and, for purposes of Section 5.01, a Person to whom all or substantially all of the Property of the Company or a Guarantor is sold, transferred, assigned, leased, conveyed or otherwise disposed.

“Tax Original Issue Discount” means the amount of ordinary interest income on a Note that must be accrued as original issue discount for United States federal income tax purposes.

“Tax” or “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, or penalties applicable thereto.

“Trading Day” shall mean (x) if the applicable security is quoted on the Nasdaq National Market, a day on which trades may be made thereon or (y) if the applicable security is not so listed, admitted for trading or quoted, any day other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“Trustee” means the Person named as the “Trustee” in the first paragraph of this instrument until a successor Trustee shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Trustee” shall mean such successor Trustee.

“U.S. Government Securities” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America are pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock” of any Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“WFOE” means each of Beihai Hi-Tech Wealth Technology Development Co. Ltd. and Beijing Hi-Tech Wealth Communication Technology Ltd., each of which is a wholly foreign-owned limited liability company organized and existing under the laws of the PRC.

“WFOE Equity Pledges” means that certain equity pledge to be entered into by the Company relating to the equity interests in the WFOEs.

“Wholly Owned Subsidiary” means, at any time, a Subsidiary all the Voting Stock of which (except directors’ qualifying shares) is at such time owned, directly or indirectly, by the Company and its other Wholly Owned Subsidiaries.

Section 1.02. Other Definitions.

Defined in
Term	Section
“Acceleration Notice”	6.02
“Additional Tax Amounts”	4.24
“Affiliate Transaction”	4.14
“Allocable Excess Proceeds”	4.12
“Asset Sale Offer”	4.12
“Authentication Order”	2.02
“Authorization Certificate”	2.02
“Benefited Party”	9.01
“Change of Control Offer”	4.16
“Delisting Offer”	4.29
“Event of Default”	6.01
“Excess Proceeds”	4.12
“Excluded Taxes”	4.24
“Future Guarantor”	9.03
“Future Guarantor Pledgor”	10.02
“Guarantor Pledgor”	10.02
“losses”	7.07
“Offer Amount”	3.05
“Offer Period”	3.05
“Offer to Purchase”	3.05
“Paying Agent”	2.03
“Purchase Date”	3.05
“Purchase Price”	3.05
“Registrar”	2.03
“Secured Party”	10.01
“Security Register”	2.03
“Tax Redemption Date”	3.08

Section 1.03. Rules of Construction.

(a) Unless the context otherwise requires:

(i) a term has the meaning assigned to it;

(ii) an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP;

(iii) “or” is not exclusive;

(iv) words in the singular include the plural, and in the plural include the singular;

(v) all references in this instrument to “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and subdivisions of this instrument as originally executed;

(vi) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision.

(vii) “including” means “including without limitation;”

(viii) provisions apply to successive events and transactions; and

(ix) references to sections of or rules under the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the Commission from time to time thereunder.

ARTICLE 2.

THE NOTES

Section 2.01. Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form included in Exhibit A hereto, which is hereby incorporated in and expressly made part of this Indenture. The Notes may have notations, legends or endorsements required by law, exchange rule or usage in addition to those set forth on Exhibit A. Each Note shall be dated the date of its authentication. The Notes shall be in denominations of RMB1.0 million and integral multiples thereof. The terms and provisions contained in the Notes shall constitute a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. To the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Form of Notes. Notes shall be issued initially in global form and shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such aggregate principal amount of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions and transfers of interests therein. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Registrar, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c) Book-Entry Provisions. This Section 2.01(c) shall apply only to Global Notes deposited with the Common Depositary. Participants shall have no rights under this Indenture or any Global Note with respect to any Global Note held on their behalf by the Common Depositary, and the Common Depositary shall be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Common Depositary or impair, as between the Common Depositary and Participants, the Applicable Procedures or the operation of customary practices of the Common Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(d) Euroclear and Clearstream Procedures Applicable. The provisions of “Terms and Conditions Governing Use of Euroclear”, the Operating Procedures of Euroclear System and the “General Terms and Conditions of Clearstream” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in Global Notes that are held by Participants through Euroclear or Clearstream.

(e) Certificated Securities. The Global Notes shall be exchanged for Definitive Notes if: (1) at any time either Euroclear or Clearstream or any alternative clearing agency on behalf of which the Notes evidenced by the Global Note may be held is closed for business for a continuous period of 14 days (other than by reason of holidays, statutory or otherwise) or announces an intention permanently to cease business or does in fact do so, and, in either case, the Company shall not have appointed a successor Common Depositary within 90 days after the Company receives such notice or becomes aware of such ineligibility, or (2) upon written request of a Holder or the Trustee if a Default or Event of Default shall have occurred and be continuing.

Upon the occurrence of any of the events set forth in clauses (1) or (2) above, the Company shall execute, and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate and deliver, Definitive Notes, in authorized denominations, in an aggregate principal amount equal to the principal amount of the Global Notes in exchange for such Global Notes.

Upon the exchange of a Global Note for Definitive Notes, such Global Note shall be cancelled by the Trustee or an agent of the Company or the Trustee. Definitive Notes issued in exchange for a Global Note pursuant to this Section 2.01 shall be registered in such names and in such authorized denominations as the Common Depositary, pursuant to instructions from its Participants or its Applicable Procedures, shall instruct the Trustee or an agent of the Company or the Trustee in writing. The Trustee or such agent shall make available for collection such Definitive Notes to the Persons in whose names such Definitive Notes are so registered or to the Common Depositary.

Section 2.02. Execution and Authentication.

(a) The chief executive officer of the Company shall execute the Notes on behalf of the Company by manual or facsimile signature and deliver the executed Notes to the Trustee for authentication, accompanied by a written order of the Company signed by an Officer (an “Authentication Order”).

(b) Upon the execution and the delivery of this Indenture, the Company shall furnish, and from time to time thereafter may furnish, to the Trustee and Registrar, a certificate substantially in the form of Exhibit D (an “Authorization Certificate”) identifying and certifying the incumbency and specimen (or facsimile) signatures of the Officers. Until the Trustee and Registrar receives a subsequent Authorization Certificate, the Trustee and Registrar shall be entitled to conclusively rely on the last Authorization Certificate delivered to each of them for purposes of determining the Officers.

(c) If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated by the Trustee, the Note shall nevertheless be valid.

(d) A Note shall not be valid until authenticated by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

(e) The Trustee shall, upon receipt of a written order of the Company signed by an Officer (an “Authentication Order”), authenticate (i) one Global Note evidencing Notes for issuance on the Issue Date in the aggregate principal amount not to exceed RMB150,000,000, (ii) any other Notes that have been executed by the Company in order to effect any registration of transfer or exchange in accordance with the provisions of Section 2.06 and (iii) any additional Notes issued by the Company after the Issue Date pursuant to the next sentence of this paragraph. The Notes need not be issued at one time and, unless otherwise provided, the Notes may also be issued by the Company and authenticated and delivered under this Indenture after the Issue Date on the same terms and conditions (other than the Issue Date) and with the same ISIN number as the Notes issued on the Issue Date and in an aggregate principal amount not to exceed RMB170,000,000.

(f) The Trustee may appoint an authenticating agent to authenticate Notes. Unless otherwise provided in such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent shall have the same rights as the Trustee to deal with Holders, the Company or an Affiliate of the Company and the benefit of all rights and indemnities available to the Trustee in respect of the authentication of Notes hereunder.

Section 2.03. Registrar and Paying Agent.

(a) The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register (the “Security Register”) of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars, one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

(b) The Company hereby initially appoints The Hongkong and Shanghai Banking Corporation Limited to act as Common Depositary with respect to the Global Notes.

(c) The Company initially appoints the Trustee to act on behalf of the Company as Registrar and Paying Agent and to act as Custodian with respect to the Global Notes, and the Trustee hereby agrees so to initially act as such in accordance with the terms of this Indenture.

If the Paying Agent shall make payment as required pursuant to the Notes before it has received or has been made available to its order the amount so paid, the Company shall from time to time on demand pay to the Paying Agent, in addition to the amount which should have been paid hereunder, interest on such shortfall calculated on a 360 day year basis and the actual number of days elapsed and at the rate per annum which is the rate per annum specified by the Paying Agent as reflecting its cost of funds for the time being in relation to the unpaid amount.

Section 2.04. Paying Agent to Hold Money in Trust.

The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and shall promptly notify the Trustee in writing of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all funds held by it relating to the Notes to the Trustee. The Company at any time may require a Paying Agent to pay all funds held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for such funds. If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all funds held by it as Paying Agent. Upon any Event of Default under Sections 6.01(h) and (i) hereof relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05. Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Company shall furnish or cause to be furnished to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date or such shorter time as the Trustee may allow, as the Trustee may reasonably require of the names and addresses of the Holders.

Section 2.06. Transfer and Exchange.

(a) Interests in a Global Note will be exchanged for Definitive Notes only pursuant to Section 2.01(e). Each Global Note shall be deposited with the Common Depositary, which shall hold such Global Note in safe custody for the account of Euroclear and/or Clearstream and instruct Euroclear or Clearstream or both of them, as the case may be, to credit the principal amounts of the Notes represented by such Global Note to the holder’s distribution account with Euroclear or Clearstream. If at any time the Common Depositary notifies the Company in writing that it is unwilling or unable to discharge properly its responsibilities, or if at any time it is no longer eligible to act as the depositary for the Global Notes, a successor common depositary shall be appointed.

(b) In accordance with the terms of a Global Note and this Indenture, the Registrar shall deliver at the cost of the Company, upon not less than 45 days’ notice to the Registrar by Euroclear or Clearstream, the relevant Definitive Notes in exchange for interests in such Global Note. For this purpose, the Trustee is authorized and it shall, upon receipt of an Authentication Order (A) authenticate each such Definitive Note and (B) deliver each such Definitive Note to or to the written order of Euroclear or Clearstream, in exchange for interests in such Global Note. The Registrar shall promptly notify the Company and the Trustee, upon receipt of a written request for issue of Definitive Notes, of the aggregate principal amount of the relevant Global Note to be exchanged in connection therewith. The Company undertakes to deliver to, or to the order of, the Registrar sufficient numbers of duly executed Definitive Notes to enable the Registrar and the Trustee to comply with their respective obligations under this Section 2.06(b). Such exchange shall be made free of charge to the holder and the beneficial owners of the relevant Global Note and to the holders of the Definitive Notes issued in exchange as provided above, except that a Person receiving Definitive Notes (i) must bear the cost of insurance, postage, transportation and the like in the event that such Person does not receive such Definitive Notes in person at the offices of a Registrar and (ii) may be required to pay a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange. Notwithstanding the above, interests in a Global Note shall be exchangeable in whole (but not in part) at the cost of the Company for Definitive Notes under the conditions described in Section 2.01(e).

(c) Upon any exchange of an interest in a Global Note for Definitive Notes, the relevant Global Note shall be endorsed by the Trustee or the Registrar to reflect the reduction of its principal amount by the aggregate principal amount so exchanged. Until exchanged in full, the holder of any interest in any Global Note shall in all respects be entitled to the same benefits under this Indenture as Definitive Notes authenticated and delivered hereunder. Once exchanged in full, a Global Note shall be canceled and disposed of by the Trustee in accordance with its customary procedures and a certificate of disposition will be sent to the Company upon the written request of the Company.

(d) The Trustee or the Registrar shall cause all Global Notes and Definitive Notes delivered to it and held by it hereunder to be maintained in safe custody in accordance with this Section 2.06.

(e) The Security Register shall be in written form in the English language and shall include a record of the certificate number of each Note that has been issued, and shall show the amount of such Notes, the date of issue, all subsequent transfers and changes in ownership in respect thereof and the names, tax identifying numbers (if relevant to a specific holder), addresses of the holders of the Notes and any payment instructions with respect thereto (if different from a holder’s registered address).

(f) The Registrar shall at all reasonable times during office hours make the Security Register available to the Trustee, any Agent, the Company and the holders of such Notes or any person authorized by the Company in writing for inspection and, at the cost of the person making such request, for taking of copies thereof or extracts therefrom, and at the expense of the Company, the Registrar shall deliver to such persons all lists of holders of such Notes, their addresses, amounts of such holdings and other details as they may reasonably request.

(g) the Registrar shall handle all requests for the registration of transfer of Notes and receive certificates for transfer or exchange, and in doing so, shall ensure that every Note presented or surrendered for registration of transfer or exchange (if so required by the Company, the Trustee, the Paying Agent or the Registrar) be duly endorsed by, or be accompanied by a written instrument of transfer (in form satisfactory to the Company and the Registrar) duly executed by the holder thereof or by such holder’s attorney duly authorized in writing.

(h) Prior to the Distribution Compliance Expiration Date, no beneficial interest in a Global Note may be transferred to any U.S. person (as defined in Regulation S under the Securities Act) or inside the United States unless pursuant to an exemption from the registration requirements of the Securities Act as evidenced by a certification in the form of Exhibit C hereto received by the Registrar. Unless determined otherwise by the Company in accordance with applicable law, in the event prior to the Distribution Compliance Expiration Date a Definitive Note is issued in exchange for a beneficial interest in a Global Note, such Definitive Note shall bear the Regulation S Legend shown on the form of Note attached hereto as Exhibit A. On and after the Distribution Compliance Expiration Date, no such certification shall be required with respect to any transfers and a holder of any Definitive Note bearing the Regulation S Legend may request the removal of the Regulation S Legend at the cost of such holder.

(i) The Trustee and the Registrar shall be entitled to treat a facsimile communication from a person purporting to be (and who the Trustee or the Registrar believes in good faith to be) the authorized representative of the Company, named the last Authentication Certificate furnished to the Trustee and the Registrar, as sufficient instructions and authority of the Company for the Trustee and the Registrar to act in accordance with this Section 2.06.

(j) Title to Definitive Notes shall pass upon registration of delivery or exchange in the Security Register. However, title to Notes issued in the form of Global Notes held through Euroclear and Clearstream shall be transferable only in accordance with the Applicable Procedures of Euroclear and Clearstream, as appropriate.

(k) Notwithstanding anything herein to the contrary, as to any certificates and/or certifications delivered to the Trustee or Registrar pursuant to this Section 2.06, the Trustee and Registrar’s duties shall be limited to confirming that any such certifications and certificates are in the form of Exhibit C attached hereto. Neither the Trustee nor the Registrar shall be responsible for confirming the truth or accuracy of the representations made in any such certifications or certificates.

(l) Upon a transfer or assignment of Notes, each transferee or assignee that is not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Transferee”) shall deliver to the Company two (2) completed originals of an appropriate U.S. Internal Revenue Service Form W-8, as applicable, or any subsequent versions thereof or successors thereto, on or before the date such Non-U.S. becomes a Holder and at any time any form previously delivered by such Non-U.S. Transferee becomes invalid.

Section 2.07. Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Company or if the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate a replacement Note. The Holder of such Note shall provide security or indemnity to the Company, the Trustee or any Agent as may be required by each of them to indemnify and hold each of them harmless from any loss that any of them may suffer in connection with such replacement. If required by the Company or the Trustee, such Holder shall reimburse the Company and the Trustee and their agents, as the case may be, for their expenses in connection with such replacement.

Every replacement Note issued in accordance with this Section shall be the valid obligation of the Company, evidencing the same debt as the mutilated, destroyed, lost or stolen Note, and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08. Outstanding Notes.

(a) The Notes outstanding at any time shall be the entire principal amount of Notes represented by all of the Global Notes and Definitive Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those subject to reductions in beneficial interests effected by the Trustee in accordance with Section 2.06 hereof, and those described in this Section as not outstanding. Except as set forth in Section 2.09 hereof, a Note shall not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

(b) If a Note is replaced pursuant to Section 2.07 hereof, it shall cease to be outstanding unless the Trustee receives proof satisfactory to it that the replaced note is held by a protected purchaser in whose hands such Note is a legal, valid and binding obligation of the Company.

(c) If the principal amount of any Note is considered paid under Section 4.01 hereof, it shall cease to be outstanding and interest on it shall cease to accrue.

(d) If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date, a Purchase Date, or a maturity date, funds sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09. Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Affiliate of the Parent, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes for which the Trustee has received an Officers' Certificate from the Company or an Affiliate of the Company evidencing such ownership shall be so disregarded.

Section 2.10. Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate temporary Notes. Such temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate Global Notes or Definitive Notes in exchange for temporary Notes, as applicable. After preparation of Global Notes or Definitive Notes, as applicable, the temporary Note will be exchangeable for Global Notes or Definitive Notes, as applicable, upon surrender of the temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.11. Cancellation.

The Company shall deliver Notes surrendered to the Company or any agent of the Company for registration of transfer, exchange, payment, redemption or replacement to the Trustee for cancellation. The Registrar and Paying Agent shall deliver to the Trustee any Notes surrendered to them for registration of transfer, exchange, payment, redemption or replacement. Upon sole direction of the Company, the Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of cancelled Notes (subject to the record retention requirements of the Exchange Act or other applicable laws) in accordance with its customary procedures unless by written order of the Company, signed by an Officer of the Company, directing the Trustee to return such Notes to the Company. Certification of dispositions of all cancelled Notes shall be delivered to the Company from time to time upon written request of the Company. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12. Payment of Interest; Defaulted Interest.

If the Company defaults in any payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related Interest Payment Date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail or cause to be mailed to Holders a notice that states the special record date, the related Interest Payment Date and the amount of such interest to be paid.

Section 2.13. ISIN and Common Codes.

The Company in issuing the Notes may use an “ISIN” and Common Code (if then generally in use), and, if so, the Trustee shall use “ISIN” and Common Code in notices of redemption or Offers to Purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or notice of an Offer to Purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or Offer to Purchase shall not be affected by any defect in or omission of such numbers. The Company shall promptly notify the Trustee in writing of any change in the “ISIN” or Common Code.

Section 2.14. Record Date.

The record date for purposes of determining the identity of Holders of Notes entitled to vote or consent to any action by vote or consent or permitted under this Indenture shall be 15 days prior to the date of such vote, consent or action.

ARTICLE 3.

REDEMPTION AND PREPAYMENT

Section 3.01. Notice of Redemption.

Upon prior written notice to the Trustee, at least 30 days but not more than 60 days prior to a redemption date, the Company shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder at such Holder’s registered address appearing in the Security Register, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a satisfaction and discharge pursuant to Article 11 hereof.

The notice shall identify the Notes to be redeemed and shall state:

(a) the redemption date;

(b) the redemption price;

(c) the name and address of the Company for purposes of tendering Notes for redemption;

(d) that Notes called for redemption must be surrendered to the Company to collect the redemption price;

(e) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(f) the applicable Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(g) that no representation is made as to the correctness of the ISIN number, if any, listed in such notice or printed on the Notes.

At the Company’s written request, the Trustee shall give the notice of redemption in the Company’s name and at the expense of the Company; provided, however, that the Company shall have delivered to the Trustee, at least 45 days (or such shorter period allowed by the Trustee), prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice (in the name and at the expense of the Company) and setting forth the information to be stated in such notice as provided in this Section 3.01.

Section 3.02. Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.01 hereof, Notes called for redemption shall become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional.

Section 3.03. Deposit of Redemption Price.

Prior to 11:00 a.m. New York time on the Business Day prior to any redemption date and subject to Section 3.05(f) hereof, the Company shall deposit with the Paying Agent (or, if the Parent, the Company or any of its Subsidiaries is the Paying Agent, segregate and hold in trust) money sufficient to deliver to each tendering Holder the redemption price of and, if applicable, accrued and unpaid interest on the Notes to the redemption date.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes called for purchase or redemption in accordance with Section 2.08(d) hereof, whether or not such Notes are presented for payment. If a Note is redeemed on or after a Regular Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest, if any, shall be paid to the Person in whose name such Note was registered at the close of business on such Regular Record Date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.04. Mandatory Redemption.

The Company agrees that on the dates indicated in the following table, the Company will prepay and there shall become due and payable the corresponding principal amount as shall then be outstanding.

Date	Percentage of Principal Amount
January 11, 2011	10%
July 11, 2011	10%
January 11, 2012	20%
July 11, 2012	20%
January 11, 2013	20%
July 11, 2013	10%

The entire remaining principal amount of the Notes shall become due and payable on January 10, 2014. Each required prepayment made pursuant to this Section shall be made at the Dollar Equivalent of the required prepayment amount and without payment of any premium and allocated among all of the Notes in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof. Upon any repurchase of the Notes pursuant to Section 4.12 or Section 4.16 or Section 4.30, the principal amount of each required prepayment of the Notes becoming due under this Section on and after the date of such prepayment or purchase shall be reduced in the same proportion as the aggregate unpaid principal amount of the Notes is reduced as a result of such prepayment or purchase.

In the case of each prepayment of Notes pursuant to this Section, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 3.05. Offer To Purchase.

(a) In the event that, pursuant to Section 3.06, Section 4.12 or Section 4.16 or Section 4.30 hereof, the Company shall be required to commence a Tax Redemption Offer, an Asset Sale Offer, or a Change of Control Offer or a Delisting Offer (each of the foregoing, an “Offer to Purchase”), respectively, it shall follow the procedures specified below.

(b) The Company shall cause a notice of the Offer to Purchase to be sent at least once to the Dow Jones News Service or similar business news service in the United States.

(c) The Company shall commence the Offer to Purchase by sending, by first-class mail, with a copy to the Trustee, to each Holder at such Holder’s address appearing in the Security Register, a notice the terms of which shall govern the Offer to Purchase stating:

(i) that the Offer to Purchase is being made pursuant to this Section and Section 3.06, or Section 4.12, or Section 4.16 or Section 4.30, as the case may be, and, in the case of a Tax Redemption Offer or a Change of Control Offer, that such event has occurred, the circumstances and relevant facts regarding such event, and that a Tax Redemption Offer is being made pursuant to Section 3.06 or a Change of Control Offer is being made pursuant to Section 4.16, as the case may be;

(ii) the principal amount of Notes required to be purchased pursuant to Section 4.12 or Section 4.16 or Section 4.30, as the case may be (the “Offer Amount”), the purchase price set forth in Section 3.06, or Section 4.12 or Section 4.16 or Section 4.30, as applicable (the “Purchase Price”), the Offer Period and the Purchase Date (each as defined below);

(iii) except as provided in clause (ix), that all Notes timely tendered and not withdrawn shall be accepted for payment;

(iv) that any Note not tendered or accepted for payment shall continue to accrue interest;

(v) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest after the Purchase Date;

(vi) that Holders electing to have a Note purchased pursuant to an Offer to Purchase may elect to have Notes purchased in integral multiples of RMB1.0 million only;

(vii) that Holders electing to have a Note purchased pursuant to any Offer to Purchase shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, or the Common Depositary, if appointed by the Company, before the close of business on the third Business Day before the Purchase Date;

(viii) that Holders shall be entitled to withdraw their election if the Company, the Common Depositary, as the case may be, receives, not later than the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note (or portions thereof) the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(ix) that, in the case of an Asset Sale Offer, if the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of RMB1.0 million or integral multiples thereof shall be purchased);

(x) that, in the case of a Tax Redemption Offer, any Holder of Notes that are not tendered by the Holder thereof shall cease to be eligible to receive Additional Tax Amounts from and after the Tax Redemption Date, and shall state the rate of withholding tax that will apply to the Notes from and after the Tax Redemption Date;

(xi) that Holders whose Notes were purchased in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer); and

(xii) any other procedures the Holders must follow in order to tender their Notes (or portions thereof) for payment and the procedures that Holders must follow in order to withdraw an election to tender Notes (or portions thereof) for payment.

(d) The Offer to Purchase shall remain open for a period of at least 30 days but no more than 60 days following its commencement, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five (5) Business Days (and in any event no later than the 60th day following the Change of Control) after the termination of the Offer Period (the “Purchase Date”), the Company shall purchase the Offer Amount or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Offer to Purchase. Payment for any Notes so purchased shall be made in accordance with Section 4.01. The Company shall publicly announce the results of the Offer to Purchase on the Purchase Date.

(e) On or prior to the Purchase Date, the Company shall, to the extent lawful:

(i) accept for payment (on a pro rata basis to the extent necessary in connection with an Asset Sale Offer) from each tendering Holder, the Offer Amount of Notes or portions of Notes properly tendered and not withdrawn pursuant to the Offer to Purchase, or if less than the Offer Amount has been tendered, all Notes tendered; and

(ii) surrender to the Trustee the Notes properly accepted to be cancelled by the Trustee in accordance with Section 2.11 together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company and that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section.

(f) Upon receipt of the Notes in accordance with Section 3.05(e)(i), the Company shall promptly, and in any event within one (1) Business Day after the Purchase Date, deliver to each tendering Holder the Purchase Price. In the event that any portion of the Notes surrendered is not purchased by the Company, the Company shall promptly execute and issue a new Note in a principal amount equal to such unpurchased portion of the Note surrendered, and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate and deliver (or cause to be transferred by book-entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided, however, that each such new Note shall be in a principal amount of RMB1.0 million or an integral multiple thereof. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof.

(g) If the Purchase Date is on or after a Regular Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such Regular Record Date, and no further interest shall be payable to Holders who tender Notes pursuant to the Offer to Purchase.

(h) The Company shall comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with Section 3.06 or Section 4.12 or Section 4.16 or Section 4.30, as applicable, this Section or other provisions of this Indenture, the Company shall comply with applicable securities laws and regulations and shall not be deemed to have breached its obligations under Section 3.06 or Section 4.12 or Section 4.16 or Section 4.30, as applicable, this Section or such other provision by virtue of such compliance.

(i) Other than as specifically provided in this Section, any purchase pursuant to this Section shall be made in accordance with the provisions of Section 3.01 through 3.04 hereof.

Section 3.06. Tax Redemption.

(a) The Company or a Surviving Person may elect to offer to redeem the Notes, as a whole but not in part, upon giving not less than 30 days’ nor more than 60 days’ notice to the Holders and upon reasonable written notice in advance of such notice to Holders to the Trustee (which notice shall be irrevocable) (a “Tax Redemption Offer”), at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest (including any Additional Tax Amounts), if any, to the date fixed by the Company or the Surviving Person, as the case may be, for redemption (the “Tax Redemption Date”) if, as a result of:

(i) any change in, or amendment to, laws (or any regulations or rulings promulgated thereunder) affecting taxation; or

(ii) any change in the existing official position or the stating of an official position regarding the application or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment becomes effective on or after (i) with respect to the Company or any Guarantor, the Issue Date, or (ii) with respect to any Future Guarantor or Surviving Person, the date such Future Guarantor or Surviving Person becomes a Future Guarantor or Surviving Person, with respect to any payment due or to become due under the Notes, any Guarantee, or this Indenture, the Company, a Surviving Person or a Guarantor, as the case may be, is, or on the next Interest Payment Date would be, required to pay material Additional Tax Amounts, and such requirement cannot be avoided by the taking of reasonable measures by the Company, a Surviving Person or a Guarantor, as the case may be; provided that no such Tax Redemption Offer shall be given earlier than 90 days prior to the earliest date on which the Company, a Surviving Person or a Guarantor, as the case may be, would be obligated to pay such Additional Tax Amounts if a payment in respect of the Notes were then due; and provided that the Company shall not redeem Notes held by Holders which elect to reject the Tax Redemption Offer for their Notes, including rejection by failure to timely tender a reply in response to the Tax Redemption Offer. A Holder that rejects a Tax Redemption Offer (including rejection by failure to timely tender a reply in response to the Tax Redemption Offer) shall be deemed to waive any right to receive Additional Tax Amounts relating to periods after the Tax Redemption Date.

(b) Prior to the mailing of any notice of redemption for Notes pursuant to the foregoing, the Company, a Surviving Person or a Guarantor, as the case may be, will deliver to the Trustee:

(i) an Officers’ Certificate stating that such change or amendment referred to in the prior paragraph has occurred, describing the facts related thereto and stating that such requirement cannot be avoided by the Company, a Surviving Person or a Guarantor, as the case may be, taking reasonable measures available to it; and

(ii) an Opinion of Counsel or a written opinion of a tax consultant of recognized standing stating that the requirement to pay such Additional Tax Amounts results from such change or amendment referred to in the prior paragraph.

The Trustee shall accept and be entitled to conclusively rely on such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it shall be conclusive and binding on the Holders.

Any Notes that are redeemed will be cancelled.

ARTICLE 4.

COVENANTS

Section 4.01. Payment of Notes.

The Company shall pay or cause to be paid the Dollar Equivalent of the principal of, premium, if any, and interest on, the Notes on the dates and in the manner provided in this Indenture and the Notes. The Company shall pay Additional Amounts upon the occurrence of any events, in the amounts and at the times specified in the definition of “Additional Amounts” in Section 1.01 hereof. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 11:00 a.m. New York Time one Business Day prior to the due date money deposited by the Company in the Dollar Equivalent of immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. Such Paying Agent shall return to the Company promptly, and in any event, no later than five (5) Business Days following the date of payment, any money (including accrued interest) that exceeds such amount of principal, premium, if any, and interest paid on the Notes. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

The Company shall pay, from time to time on demand, the Dollar Equivalent of interest (including post-petition interest in any proceeding under any Bankruptcy Law) accrued on overdue principal and premium, if any, at a rate that is 2% per annum in excess of the rate then in effect from 5 Business Days following the due date and ending on the date on which payment is made to the Holders of the Notes in respect thereof; it shall pay the Dollar Equivalent of interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods), from time to time on demand at the same rate to the extent lawful.

Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

Section 4.02. Maintenance of Office or Agency.

(a) The Company shall maintain in Hong Kong, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be presented or surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Specified Office of the Trustee, and the Company hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

(b) The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c) The Company hereby designates the Specified Office of the Trustee, as one such office, drop facility or agency of the Company in accordance with Section 2.03 hereof.

Section 4.03. Reports.

(a) Whether or not required by the Commission’s rules and regulations, so long as any of the Notes remain outstanding, the Parent shall file with the Trustee and furnish to the Holders (or promptly provide notice thereof to the Trustee and to the Holders in case of documents described below that are publicly available) within the time periods specified in the Commission’s rules and regulations:

(i) all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-QSB and 10-KSB if the Parent were required to file such reports (or Forms 10-Q and 10-K if the Company is not eligible to file Forms 10-QSB or 10-KSB, as the case may be); and

(ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Parent were required to file such reports.

All such reports shall be prepared in all material respects in accordance with all of the rules and regulations of the Commission applicable to such reports. Each annual report on Form 10-KSB (or 10-K, as the case may be) shall include a report on the Parent’s consolidated financial statements by a firm of independent certified accountants. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein, including the Parent’s and the Company’s compliance with any of its covenants hereunder (as to which the Trustee shall be entitled to rely exclusively on Officers’ Certificates).

(b) So long as any of the Notes remains outstanding, the Parent will provide to the Trustee (i) within 90 days after the close of each fiscal year of the Parent, an Officers’ Certificate stating the Leverage Ratio and Fixed Charge Coverage Ratio with respect to the four most recent quarterly periods and showing in reasonable detail the calculation of each of such ratios, including the arithmetic computations of each component of each of such ratios; and (ii) as soon as possible and in any event within 14 days after an Officer of the Parent becomes aware of the occurrence of a Default, an Officers’ Certificate setting forth the details of the Default, and the action that the Parent proposes to take with respect thereto.

(c) For as long as any Notes are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, during any period in which the Parent is neither subject to Section 13 or 15(d) of the Exchange Act, nor exempt from reporting pursuant to Rule 12g3-2(b) thereunder, the Parent shall supply (i) to any holder or beneficial owner of a Note or (ii) upon their request to a prospective purchaser of a Note or beneficial interest therein designated by such holder or owner, the information specified in, and meeting the requirements of Rule 144A(d)(4) under the Securities Act.

Section 4.04. Compliance Certificate.

The Parent shall deliver to the Trustee, within 90 days after the end of each fiscal year of the Company, an Officers’ Certificate stating that a review of the activities of the Parent, the Company, the Subsidiary Guarantors and their respective Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Parent, the Company, the Subsidiary Guarantors and their respective Subsidiaries have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Parent, the Company, the Subsidiary Guarantors and their respective Subsidiaries have kept, observed, performed and fulfilled each and every covenant contained in this Indenture and are not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Parent is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of, premium, if any, or interest on the Notes is prohibited or if such event has occurred, a description of the event and what action the Parent is taking or proposes to take with respect thereto.

The Trustee shall be entitled to assume without inquiry that the Parent, the Company, the Subsidiary Guarantors and their respective Subsidiaries have performed in accordance with their obligations under the Indenture, the Notes and the Security Documents unless it has been notified in writing to the contrary.

Section 4.05. Taxes.

The Parent and the Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments and governmental levies, except such as are being contested in good faith and by appropriate proceedings, and for which appropriate reserves have been provided in accordance with GAAP, or where the failure to effect such payment is not adverse in any material respect to the Holders.

Section 4.06. Stay, Extension and Usury Laws.

The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07. Corporate Existence.

Subject to Section 5.01 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes, or that such preservation is not necessary in connection with any transaction not prohibited by this Indenture.

Section 4.08. Payments for Consent.

The Parent shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.09. Incurrence of Additional Debt.

The Company shall not, and shall not permit any of its Subsidiaries to, Incur, directly or indirectly, any Debt unless, after giving effect to the application of the proceeds thereof, either:

(1)
such Debt is Debt of the Company or a Guarantor and, after giving effect to the Incurrence of such Debt and the application of the proceeds thereof, (x) the Fixed Charge Coverage Ratio would be greater than 4.0 to 1.00 and (y) the Leverage Ratio would not exceed 3.5 to 1.00, or

(2)	such Debt is Permitted Debt.

The term “Permitted Debt” is defined to include the following:

(a) (i) Debt of the Company evidenced by the Notes and (ii) Debt of the Guarantors evidenced by Guarantees;

(b) Debt under Credit Facilities, provided that the aggregate principal amount of all such Debt under Credit Facilities at any one time outstanding shall not exceed US$10 million (or its equivalent in another currency; provided that the amount of Debt so Incurred shall not be deemed to exceed such amount as a result of changes in foreign currency exchange rates), which amount shall be permanently reduced by the amount of Net Available Cash used to Repay Debt under Credit Facilities and not subsequently reinvested in Additional Assets or used to purchase Notes or Repay other Debt, pursuant to Section 4.12;

(c) Debt of the Company or a Subsidiary Guarantor in respect of Capital Lease Obligations and Purchase Money Debt, provided that:

(1) the aggregate principal amount of such Debt does not exceed the Fair Market Value (on the date of the Incurrence thereof) of the Property acquired, constructed or leased, and

(2) the aggregate principal amount of all Debt Incurred and then outstanding pursuant to this clause (c) (together with all Permitted Refinancing Debt Incurred and then outstanding in respect of Debt previously Incurred pursuant to this clause (c)) does not exceed US$1.0 million (or its equivalent in another currency; provided that the amount of Debt so Incurred shall not be deemed to exceed such amount as a result of changes in foreign currency exchange rates);

(d) Debt of the Company owing to and held by any Wholly Owned Subsidiary and Debt of any Subsidiary of the Company owing to and held by the Company or any Wholly Owned Subsidiary; provided, however, that any subsequent issue or transfer of Capital Stock or other event that results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of any such Debt (except to the Company or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof;

(e) Debt of any Subsidiary of the Company outstanding on the date on which such Subsidiary is acquired by the Company or otherwise becomes a Subsidiary of the Company (other than Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Subsidiary became a Subsidiary of the Company or was otherwise acquired by the Company), provided that at the time such Subsidiary is acquired by the Company or otherwise becomes a Subsidiary of the Company and after giving effect to the Incurrence of such Debt, the Company would have been able to Incur US$1.00 of additional Debt pursuant to clause (1) of the first paragraph of this covenant;

(f) Debt in connection with one or more standby letters of credit or performance bonds issued by the Company or a Guarantor in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

(g) Debt of the Company or any of its Subsidiaries outstanding on the Issue Date not otherwise described in clauses (a) through (f) above;

(h) Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clause (1) of the first paragraph of this covenant and clauses (a), (c), (e) and (g) above (which shall not include Promissory Notes).

Notwithstanding anything to the contrary contained in this Section,

(A) the Company shall not, and shall not permit any Guarantor to, Incur any Debt pursuant to this covenant if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Debt shall be subordinated to the Notes or the applicable Guarantee, as the case may be, to at least the same extent as such Subordinated Obligations;

(B) the Company shall not permit any of its Subsidiaries that is not a Guarantor to Incur any Debt pursuant to this covenant if the proceeds thereof are used, directly or indirectly, to Refinance any Debt of the Company or any Guarantor; and

(C) accrual of interest, accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Debt, will be deemed not to be an Incurrence of Debt for purposes of this Section.

For purposes of determining compliance with this Section, in the event that an item of Debt meets the criteria of more than one of the categories of Permitted Debt described in clauses (a) through (h) above or is entitled to be incurred pursuant to clause (l) of the first paragraph of this Section, the Company shall, in its sole discretion, divide and classify (or later reclassify in whole or in part, in its sole discretion) such item of Debt in any manner that complies with this Section.

Section 4.10. Restricted Payments.

The Parent shall not make, and shall not permit any of its Subsidiaries to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment,

(a) a Default or Event of Default shall have occurred and be continuing, or

(b) the Company could not Incur at least US$1.00 of additional Debt pursuant to clause (1) of the first paragraph of Section 4.09, or

(c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since the Issue Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value at the time of such Restricted Payment) would exceed an amount equal to the sum of:

(1) 10% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the Fiscal Quarter after the Issue Date to the end of the most recent Fiscal Quarter ending prior to the date of such Restricted Payment (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit), plus

(2) 100% of the Capital Stock Sale Proceeds, plus

(3) the sum of:

(A) the aggregate net cash proceeds received by the Company or any Subsidiary Guarantor from the issuance or sale after the Issue Date of exchangeable Debt that has been exchanged for Capital Stock (other than Disqualified Stock) of the Parent, and

(B) the aggregate amount by which Debt (other than Subordinated Obligations) of the Parent, the Company or any Subsidiary Guarantor is reduced on the Parent’s consolidated balance sheet on or after the Issue Date upon the conversion or exchange of any Debt issued or sold on or prior to the Issue Date that is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Parent, excluding, in the case of clause (A) or (B):

(x) any such Debt issued or sold to the Parent or a Subsidiary of the Parent or an employee stock ownership plan or trust established by the Parent or any such Subsidiary for the benefit of their employees, and

(y) the aggregate amount of any cash or other Property distributed by the Parent or any of its Subsidiaries upon any such conversion or exchange, plus

(4) an amount equal to the net reduction in Investments in any Person other than the Parent or any of its Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of Property, in each case to the Parent or any of its Subsidiaries from such Person.

Notwithstanding the foregoing limitation, the Parent may:

(a) pay dividends on its Capital Stock within 60 days of the declaration thereof if, on the declaration date, such dividends could have been paid in compliance with the Indenture; provided, however, that at the time of such payment of such dividend, no other Default or Event of Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

(b) purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of the Parent or Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Parent (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Parent or an employee stock ownership plan or trust established by the Parent or any such Subsidiary for the benefit of their employees); provided, however, that

(1) such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments and

(2) the Capital Stock Sale Proceeds from such exchange or sale shall be excluded from the calculation pursuant to clause (c)(2) above;

(c) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided, however, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments; and

(d) at any time after a Qualifying Listing, so long as no Default has occurred and is continuing, the repurchase or other acquisition of shares of Capital Stock of the Parent from employees, former employees, directors or former directors of the Parent (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Parent’s Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such repurchases and other acquisitions in any calendar year shall not exceed US$500,000.

Section 4.11. Liens.

The Parent and the Company shall not, and shall not permit any Subsidiary to, directly or indirectly, Incur, assume or permit to exist any Lien on the Collateral (other than Liens incurred pursuant to or permitted by the Security Documents).

The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property (including Capital Stock of any of its Subsidiaries), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, unless it has made or will make effective provision whereby the Notes or the applicable Guarantee will be secured by such Lien equally and ratably with (or, if such other Debt constitutes Subordinated Debt, prior to) all other Debt of the Company or any of its Subsidiaries secured by such Lien for so long as such other Debt is secured by such Lien.

Section 4.12. Asset Sales.

The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, consummate any Asset Sale unless:

(a) the Company or such Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale;

(b) at least 75% of the consideration paid to the Company or such Subsidiary in connection with such Asset Sale is in the form of cash or Cash Equivalents or the assumption by the purchaser of liabilities of the Company or any of its Subsidiaries (other than contingent liabilities or liabilities that are by their terms subordinated to the Notes or the applicable Guarantee) as a result of which the Company and its Subsidiaries are no longer obligated with respect to such liabilities; and

(c) the Company delivers an Officers’ Certificate to the Trustee certifying that such Asset Sale complies with the foregoing clauses (a) and (b).

The Net Available Cash (or any portion thereof) from Asset Sales may be applied by the Company or any of its Subsidiaries, to the extent the Company or such Subsidiary elects (or is required by the terms of any Debt) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by any Subsidiary of the Company with Net Available Cash received by the Company or another Subsidiary of the Company).

Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 120 days from the date of the receipt of such Net Available Cash shall constitute “Excess Proceeds”.

When the aggregate amount of Excess Proceeds exceeds US$3.0 million (taking into account income earned on such Excess Proceeds, if any), the Company will be required to make an offer to repurchase (the “Asset Sale Offer”) the Notes, which offer shall be in the amount of the Allocable Excess Proceeds (rounded to the nearest RMB1.0 million), on a pro rata basis according to principal amount, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest if any to the Purchase Date (subject to the right of holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in Section 3.07. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all holders of Notes have been given the opportunity to tender their Notes for repurchase in accordance with Section 3.07, the Company or such Subsidiary may use such remaining amount first to Repay the Credit Facilities or any other Senior Debt of the Company or any Guarantor or Debt of any Subsidiary of the Company that is not a Guarantor (excluding, in any such case, any Debt owed to the Company or an Affiliate of the Company), and only thereafter, for any purpose permitted by this Indenture, and the amount of Excess Proceeds will be reset to zero.

The term “Allocable Excess Proceeds” shall mean the product of:

(a) the Excess Proceeds and

(b) a fraction,

(1) the numerator of which is the aggregate principal amount of the Notes outstanding on the date of the Asset Sale Offer, and

(2) the denominator of which is the sum of the aggregate principal amount of the Notes outstanding on the date of the Asset Sale Offer and the aggregate principal amount (or accreted value, if applicable) of other Debt of the Company outstanding on the date of the Asset Sale Offer that is pari passu in right of payment with the Notes and subject to terms and conditions in respect of Asset Sales similar in all material respects to this Section and requiring the Company to make an offer to repurchase such Debt at substantially the same time as the Asset Sale Offer.

Section 4.13. Restrictions on Distributions from Subsidiaries.

The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any of its Subsidiaries to:

(a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock owned by, or pay any Debt or other obligation owed, to, the Company or any other Subsidiary of the Company,

(b) make any loans or advances to the Company or any other Subsidiary of the Company, or

(c) transfer any of its Property to the Company or any other Subsidiary of the Company.

The foregoing limitations will not apply:

(1) with respect to clauses (a), (b) and (c), to restrictions:

(A) in effect on the Issue Date (including, without limitation, restrictions pursuant to the Notes and this Indenture),

(B) relating to Debt of any Subsidiary of the Company and existing at the time it became a Subsidiary of the Company if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Subsidiary became a Subsidiary of the Company or was acquired by the Company, or

(C) that result from the Refinancing of Debt Incurred pursuant to an agreement referred to in clause (1)(A) or (B) above or in clause (2)(A) or (B) below, provided such restrictions are not less favorable to the holders of Notes than those under the agreement evidencing the Debt so Refinanced, and

(2) with respect to clause (c) only, to restrictions:

(A) relating to Debt that is permitted to be Incurred and secured without also securing the Notes or the applicable Guarantee pursuant to Section 4.09 and Section 4.11 that limit the right of the debtor to dispose of the Property securing such Debt,

(B) encumbering Property at the time such Property was acquired by the Company or any of its Subsidiaries, so long as such restrictions relate solely to the Property so acquired and were not created in connection with or in anticipation of such acquisition,

(C) resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder, or

(D) customary restrictions contained in asset sale agreements limiting the transfer of such Property pending the closing of such sale.

Section 4.14. Affiliate Transactions.

The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”), unless:

(a) the terms of such Affiliate Transaction are:

(1) set forth in writing,

(2) in the best interest of the Company or such Subsidiary, as the case may be, and

(3) no less favorable to the Company or such Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Company,

(b) if such Affiliate Transaction involves aggregate payments or value in excess of US$1.0 million, the Board of Directors (including a majority of the disinterested members of the Board of Directors) approves such Affiliate Transaction and, in its good faith judgment, believes that such Affiliate Transaction complies with clauses (a)(2) and (3) of this paragraph as evidenced by a Board Resolution promptly delivered to the Trustee, and

(c) if such Affiliate Transaction involves aggregate payments or value in excess of US$5.0 million, the Company obtains a written opinion from an Independent Financial Advisor to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to the Company and its Subsidiaries.

Notwithstanding the foregoing limitation, the Company or any of its Subsidiaries may enter into or suffer to exist the following:

(a) any transaction or series of transactions between the Company and one or more of its Subsidiaries or between two or more of its Subsidiaries in the ordinary course of business, provided that no more than 5% of the total voting power of the Voting Stock (on a fully diluted basis) of any such Subsidiary is owned by an Affiliate of the Company (other than any Subsidiary of the Company);

(b) any Restricted Payment permitted to be made pursuant to Section 4.10 or any Permitted Investment;

(c) the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of the Company or any of its Subsidiaries, so long as the Board of Directors in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation to be fair consideration therefor;

(d) loans and advances to employees made in the ordinary course of business and consistent with the past practices of the Company or such Subsidiary, as the case may be, provided that such loans and advances do not exceed US$250,000 in the aggregate at any one time outstanding; provided, however, that the Company and its Subsidiaries shall comply in all material respects with all provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith that would be applicable to an issuer with debt securities registered under the Securities Act relating to such loans and advances; and

(e) the following agreements as in effect on the Issue Date and transactions pursuant thereto and any modifications, extensions or renewals thereto that are no less favorable to the Company or any Subsidiary than such agreements as in effect on the Issue Date:

(i) Inter-company loan extended by the Company to Beijing Hi-Tech Wealth Electronic Product Co. Ltd. at the interest rate of 5% per annum, with the outstanding amount (including interest) of no more than $5,509,642 due January 11, 2009;

(ii) Inter-company loan extended by the Company to Beijing Mobil XP Technology Co., Ltd. at the interest rate of 5% per annum, with the outstanding amount (including interest) of no more than $2,141,048 due January 11, 2009;

(iii) Inter-company loan extended by the Company to Hong Kong Hi-Tech Wealth Electronic Products Co. Ltd. at the interest rate of 5% per annum, with the outstanding amount (including interest) of no more than $2,870,336 due January 11, 2009;

(iv) Payment by the Company of advances and deposits in the amount of $6,217,507 for the purchase of raw materials and goods from Beijing Hi-Tech Wealth Electronic Product Co. Ltd. and which will be paid by Beijing Hi-Tech Wealth Electronic Product Co. Ltd. to the Company on or before December 31, 2008;

(v) Reimbursement of expenses in the amount of $647,591 which will be repaid by Beihai Hi-Tech Wealth Information Industry Co. Ltd. to the Company on or before December 31, 2008;

(vi) The Company’s sale of products to Nanjing Hengzhi Communication Equipment Co. Ltd. with the receivables in the amount of $714,401 outstanding and due on June 30, 2008;

(vii) Reimbursement by Beijing Hi-Tech Wealth Investment and Development Co. Ltd. to the Company for expenses in the amount of $404,356 which will be repaid by Beijing Hi-Tech Wealth Investment and Development Co., Ltd. on or before December 31, 2008;

(viii) The balance of advance amounting to $3,037,285 from the Company to Union Perfect Ltd. for payment made on behalf of the Company for expenses in the amount of which will be payable to the Company on June 30, 2008;

(ix) Hi-Tech Wealth Holding Co. Ltd. paid on behalf of the Company for expenses in the amount of $252,246 which will be repaid by the Company on December 31, 2008; and

(x) Beihai Hi-Tech Wealth Electronic Product Selling Co. Ltd. collected sales proceeds on behalf of the Company with unreturned amount of $669,792 which will be payable to the Company on December 31, 2008.

Section 4.15. Issuance or Sale of Capital Stock of Subsidiaries.

The Company shall not:

(a) sell, pledge, hypothecate or otherwise dispose of any shares of Capital Stock of any of its Subsidiaries, or

(b) permit any Subsidiary of the Company to, directly or indirectly, issue or sell or otherwise dispose of any shares of its Capital Stock,

other than, in the case of either (a) or (b):

(1) directors’ qualifying shares,

(2) to the Company or a Wholly Owned Subsidiary, or

(3) a disposition of 100% of the shares of Capital Stock of such Subsidiary; provided, however, that, in the case of this clause (3),

(A) such disposition is effected in compliance with Section 4.12, and

(B) upon consummation of such disposition and execution and delivery of a supplemental indenture in form satisfactory to the Trustee, such Subsidiary shall be released from any Guarantee previously made by such Subsidiary.

Section 4.16. Repurchase at the Option of Holders Following a Change of Control.

(a) Upon the occurrence of a Change of Control, the Company shall, within 7 days thereafter notify the Trustee and the Holders of such Change of Control, and within 30 days of a Change of Control, make an offer (the “Change of Control Offer”) pursuant to the procedures set forth in Section 3.05. Each Holder shall have the right to accept such offer and require the Company to repurchase all or any portion (equal to RMB1.0 million or an integral multiple thereof) of such Holder’s Notes pursuant to the Change of Control Offer at a purchase price, in cash equal to Dollar Equivalent of 105% of the aggregate principal amount of the RMB Notional Amount repurchased, plus accrued and unpaid interest on the Notes repurchased, to the Purchase Date.

(b) The Company shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer.

Section 4.17. Future Guarantors.

The Company shall cause each Person that becomes a Subsidiary of the Company following the Issue Date to execute and deliver to the Trustee a Subsidiary Guarantee at the time such Person becomes a Subsidiary of the Company, provided that any such Subsidiary that is domiciled in the PRC shall not be required to execute a Subsidiary Guarantee unless after the Issue Date a change in law or official interpretation of law in the PRC allows a company domiciled in the PRC to provide a guarantee of Debt without approval by any governmental body in the PRC.

Section 4.18. Business Activities.

The Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, engage in any business other than a Related Business.

Section 4.19. Sale and Leaseback Transactions.

The Company shall not, and shall not permit any of its Subsidiaries to, enter into any Sale and Leaseback Transaction with respect to any Property unless:

(a) the Company or such Subsidiary would be entitled to:

(1) Incur Debt in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to Section 4.09 and

(2) create a Lien on such Property securing such Attributable Debt without also securing the Notes or the applicable Guarantee pursuant to Section 4.11 and

(b) such Sale and Leaseback Transaction is effected in compliance with Section 4.12.

Section 4.20. Impairment of Security Interest.

The Parent and the Company shall not, and shall not permit any of the Company’s Subsidiaries to, take or omit to take any action that might or would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee and the holders of the Notes, and the Parent and the Company shall not, and shall not permit any of the Company’s Subsidiaries to, grant to any Person other than the Collateral Agent, for the benefit of the Trustee, the holders of the Notes, and the other beneficiaries described in the Security Documents, any interest whatsoever in any of the Collateral.

Section 4.21. Amendments to Security Documents.

The Parent and the Company shall not, and shall not permit any of the Company’s Subsidiaries to, amend, waive or otherwise modify, or permit or consent to any amendment, waiver or other modification, the Security Documents in any way that would be adverse to the holders of the Notes.

Section 4.22. Use of Proceeds.

The Company will not use the net proceeds from the sale of the Notes, in any amount, for any purpose other than (i) set-up cost and general working capital for the Related Business, (ii) repayment of the Promissory Notes and (iii) other working capital and general corporate purposes, and pending the application of all of such net proceeds in such manner, to invest the portion of such net proceeds not yet so applied in Cash Equivalents. Following the application of net proceeds in such manner, any remaining net proceeds may be applied for general corporate purposes not otherwise prohibited by the terms of this Indenture.

Section 4.23. Maintenance of Insurance.

The Company shall, and shall cause its Subsidiaries to, maintain insurance policies covering such risks, in such amounts and with such terms as are normally carried by similar companies engaged in a similar business to the Related Business in the PRC.

Section 4.24. Additional Tax Amounts.

All payments on the Notes or under the Guarantees will be made without withholding or deduction for, or on account of, any present or future Taxes, unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction is so required, the Company or the applicable Guarantor, as the case may be, will pay such withholding or deduction which is required by law or by regulation or governmental policy having the force of law, and will pay additional amounts (“Additional Tax Amounts”) as will result in receipt by the Holder of each Note or the Guarantees, as the case may be, of such amounts as would have been received by such Holder had no such withholding or deduction been required, except that no Additional Tax Amounts shall be payable:

(a) for or on account of any Tax that would not have been imposed but for:

(i)
the existence of any present or former connection between the Holder or beneficial owner of such Note or Guarantee, as the case may be, and the Governmental Authority imposing the Tax other than merely holding such Note or the receipt of payments thereunder or under a Guarantee, including, without limitation, such holder or beneficial owner being or having been a national, domiciliary or resident of the jurisdiction of such Governmental Authority or treated as a resident thereof or being or having been physically present or engaged in a business therein or having or having had a permanent establishment therein;

(ii)
the presentation of such Note (in cases in which presentation is required) more than 30 days after the later of the date on which the payment of the principal of, premium, if any, and interest on, such Note became due and payable pursuant to the terms thereof or was made or duly provided for, except to the extent that the Holder thereof would have been entitled to such Additional Tax Amounts if it had presented such Note for payment on any date within such 30-day period;

(iii)
the failure of the Holder or beneficial owner to comply with a timely request of the Company or any Guarantor addressed to the holder or beneficial owner, as the case may be (such request to be made in accordance with Section 12.01), to provide information concerning such holder’s or beneficial owner’s nationality, residence, identity or connection with any Governmental Authority, if and to the extent that due and timely compliance with such request would have reduced or eliminated any withholding or deduction as to which Additional Tax Amounts would have otherwise been payable to such holder;

(iv)
the failure of each Holder that is not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Holder”) to deliver to the Company two (2) completed originals of an appropriate U.S. Internal Revenue Service Form W-8, as applicable, or any subsequent versions thereof or successors thereto, on or before the date such Non-U.S. Holder becomes a Holder, or the failure of each Non-U.S. Holder to deliver such forms promptly at or any form previously delivered by such Non-U.S. Transferee becomes invalid.

(v)
the presentation of such Note (in cases in which presentation is required) for payment in a jurisdiction in which the Company, a Surviving Person, or a Guarantor is resident for tax purposes, unless the Company does not provide timely notice to the Holder of reasonable arrangements for the presentation of such Note for payment elsewhere;

(vi)	any estate, inheritance, gift, sale, transfer, personal property or similar Tax;

(vii)
any withholding or deduction that is imposed or levied on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(viii)	any combination of Taxes referred to in the preceding clauses (i) through (vii); or

(b) with respect to any payment on such Note or any payment under any Guarantee to a Holder, if the Holder is a fiduciary, partnership or person other than the sole beneficial owner of any payment to the extent that the beneficiary or settlor with respect to the fiduciary, or a member of the partnership, or the beneficial owner would not have been entitled to such Additional Tax Amounts had that beneficiary, settler, partner or beneficial owner been the holder thereof~~,~~; all Taxes described in the foregoing clauses (a) and (b) being “Excluded Taxes.”

Whenever there is mentioned in any context the payment of principal of, and any premium or interest on, any Note or under any Guarantee, such mention shall be deemed to include payment of Additional Tax Amounts provided for in this Indenture to the extent that, in such context, Additional Tax Amounts are, were or would be payable in respect thereof.

Section 4.25. Tax Indemnity.

The Company or the applicable Guarantor, as the case may be, shall indemnify each Holder, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted upon amounts payable under this Section or Section 4.24) attributable to any payments on the Notes or under the Guarantees, and any penalties, interest, and reasonable expenses with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company (with a copy to the Trustee) or by the Trustee on its own behalf or on behalf of a Holder, shall be conclusive absent manifest error.

Section 4.26. Government Approvals and Licenses; Compliance with Law.

(a) The Company shall, and shall cause its Subsidiaries to, (i) obtain and maintain in full force and effect all Governmental Approvals, authorizations, consents, permits, concessions and licenses as are necessary to engage in a Related Business, (ii) preserve and maintain good and valid title to its properties and assets (including land-use rights) free and clear of any Liens other than Permitted Liens and (iii) comply with all laws, regulations, orders, judgments and decrees of any governmental body, except to the extent that failure so to obtain, maintain, preserve and comply would reasonably be expected not to have a material adverse effect on (1) the business, results of operations or prospects of the Company and its Subsidiaries taken as a whole or (2) the ability of the Company or any Guarantor to perform its obligations under the Notes, the relevant Guarantee of the Notes or this Indenture

(b) The Parent and its Subsidiaries shall, in respect of any trademark, service mark and trade name that is owned by the Parent or any of its Subsidiaries or in which any one of them is beneficially interested and which is material to the continuing operation of the Related Business of the Parent and its Subsidiaries (i) use reasonable endeavors to prevent any infringement in any material respect of such trademark, service mark and trade name; (ii) make registrations and pay all registration fees and taxes necessary to maintain such trademark, service mark and trade name in full force and effect and record its interest in such trademark, service mark and trade name; (iii) not use or permit such trademark, service mark and trade name to be used in a way or take any step or omit to take any step in respect of such trademark, service mark and trade name which may materially and adversely affect the existence or value of such trademark, service mark and trade name or materially imperil the right of the Parent or any of its Subsidiaries to use such trademark, service mark and trade name; (iv) not discontinue the use of such trademark, service mark and trade name; and (v) not sell, lease, license (other than licenses in existence on the Issue Date and renewals thereof that are substantially similar to and not materially more disadvantageous to the licensor than licenses by such licensor in existence on the Issue Date) or otherwise dispose of any of its rights in respect of any trademark, service mark and trade name which is material to the continuing operation of the Related Business of the Parent and its Subsidiaries.

Section 4.27. Minimum Fixed Charge Coverage Ratio and Leverage Ratio.

From and after the first anniversary of the Issue Date, the Parent shall maintain:

(a) a Fixed Charge Coverage Ratio, as determined as of the last day of each Fiscal Quarter (beginning with the first Fiscal Quarter that starts after the first anniversary of the Issue Date), for the four Fiscal Quarters ending on such day, of at least 3.5 to 1.00.

(b) a Leverage Ratio, as determined as of the last day of each Fiscal Quarter (beginning with the first Fiscal Quarter that starts after the first anniversary of the Issue Date), for the four Fiscal Quarters ending on such day, not exceeding 4.0 to 1.00.

Section 4.28. Notes to Rank Senior.

The Notes and all other obligations of the Company and the Guarantors under this Indenture are and at all times shall remain direct and first-priority secured obligations of the Company and each Guarantor ranking pari passu as against the assets of the Company and each Guarantor with all other Notes from time to time issued and outstanding hereunder, without any preference among themselves and senior in right and priority of payment to all other present and future unsecured Indebtedness (actual or contingent) of the Company and each Guarantor (except as otherwise required by law).

Section 4.29. Calculation of Original Issue Discount.

The Company shall file with the Trustee, solely for purposes of making such information available to the Holders upon request, promptly after the end of each calendar year (i) a written notice specifying the amount of Tax Original Issue Discount (including daily rates and accrual periods) accrued on outstanding Notes as of the end of such year and (ii) such other specific information relating to such Tax Original Issue Discount as may then be required under the Code, or the Treasury regulations promulgated thereunder.

Section 4.30. Repurchase Upon Delisting.

Upon the occurrence of a Delisting, the Company shall, within 7 Business Days thereafter notify the Trustee and the holders of the Delisting, and within 30 days of a Delisting, make an offer (the “Delisting Offer”) pursuant to the procedures set forth in Section 3.05. Each holder shall have the right to accept such offer and require the Company to repurchase all or any portion (equal to RMB1.0 million or an integral multiple thereof) of such Holder’s Notes pursuant to the Delisting Offer at a purchase price, in cash equal to Dollar Equivalent of 105.0% of the aggregate principal amount of the RMB Notional Amount repurchased, plus accrued and unpaid interest on the Notes repurchased, to the Purchase Date.

Section 4.31. Restriction on Activities of the Parent.

Parent (a) shall not engage in any activities or hold any assets other than (i) holding 100% of the Voting Stock of the Company and (ii) those activities incidental to maintaining its status as a public company, and (b) it will not incur any liabilities other than liabilities relating to its Guarantee of the Notes or any Guarantees by the Parent of any other Debt of the Company or any Debt of any Significant Subsidiary that is Guaranteed by the Company and any other obligations or liabilities incidental to holding 100% of the Voting Stock of the Company and those liabilities incidental to its status as a public company; provided, however, that, for purposes of this Section 4.32, the term “liabilities” shall not include any liability for the declaration and payment of dividends on any Voting Stock of the Parent; and provided further, however, that if the Parent merges into the Company, this Section 4.32 shall no longer be applicable.

ARTICLE 5.

SUCCESSORS

Section 5.01. Merger, Consolidation and Sale of Assets.

(a) The Company shall not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Subsidiary into the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all of its Property in any one transaction or series of transactions unless:

(i) the Company shall be the Surviving Person in such merger, consolidation or amalgamation, or the Surviving Person (if other than the Company) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the British Virgin Islands, the United States of America, any State thereof or the District of Columbia;

(ii) the Surviving Person (if other than the Company) expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of this Indenture to be performed by the Company;

(iii) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of the Company, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

(iv) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (iv) and clauses (v) and (vi) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Subsidiary of the Company as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(v) immediately after giving effect to such transaction or series of transactions on a pro forma basis:

(1) the Company or the Surviving Person, as the case may be, would be able to Incur at least US$1.00 of additional Debt under clause (1) of Section 4.09; and

(2) the Parent would have a Fixed Charge Coverage Ratio that is not lower than the Fixed Charge Coverage Ratio of the Parent immediately prior to such transaction and would have a Leverage Ratio that is not higher than the Leverage Ratio of the Parent immediately prior to such transaction;

(vi) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Parent shall have a Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Parent immediately prior to such transaction or series of transactions;

(vii) the Company shall deliver, or cause to be delivered, to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction or series of transactions and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction or series of transactions have been satisfied; and

(viii) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such transaction and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred.

The foregoing provisions (other than clause (iv)) shall not apply to (x) any transaction or series of transactions which constitute an Asset Sale if the Company has complied with Section 4.12 or (y) the merger of the Parent into the Company.

(b) The Company shall not permit any Subsidiary Guarantor to merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Subsidiary into the Company or such Subsidiary Guarantor) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

(i) the Surviving Person (if not such Subsidiary Guarantor) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation, company (including a limited liability company) or partnership organized and existing under the laws of the British Virgin Islands, the United States of America, any State thereof or the District of Columbia;

(ii) the Surviving Person (if other than such Subsidiary Guarantor) expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual performance and observance of all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee;

(iii) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of such Subsidiary Guarantor, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

(iv) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (iv) and clauses (v) and (vi) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person, the Company or any of its Subsidiaries as a result of such transaction or series of transactions as having been Incurred by the Surviving Person, the Company or such Subsidiary Guarantor at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(v) immediately after giving effect to such transaction or series of transactions on a pro forma basis:

(1) the Company would be able to Incur at least US$1.00 of additional Debt under clause (1) of the first paragraph of Section 4.09, and

(2) the Parent would have a Fixed Charge Coverage Ratio that is not lower than the Fixed Charge Coverage Ratio of the Parent immediately prior to such transaction and would have a Leverage Ratio that is not higher than the Leverage Ratio of the Parent immediately prior to such transaction; and

(vi) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Parent shall have a Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Parent immediately prior to such transaction or series of transactions; and

(vii) the Company shall deliver, or cause to be delivered, to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction or series of transactions and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction or series of transactions have been satisfied.

The foregoing provisions (other than clause (iv)) shall not apply to (x) any transaction or series of transactions which constitute an Asset Sale if the Company has complied with Section 4.12 or (y) the merger of the Parent into the Company.

Section 5.02. Successor Corporation Substituted.

The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Company or a Guarantor, as applicable, under this Indenture; provided, however, that the predecessor entity shall not be released from any of the obligations or covenants under this Indenture, including with respect to the payment of the Notes and obligations under the Guarantee, as the case may be, in the case of:

(a) a sale, transfer, assignment, conveyance or other disposition (unless such sale, transfer, assignment, conveyance or other disposition is of all or substantially all of the assets of the Company, taken as a whole or, in the case of a Guarantor, such sale, transfer, assignment, conveyance or other disposition is of all or substantially all of the assets of such Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, or such portion of the Capital Stock of such Guarantor ceases to be a Subsidiary of the Company), or

(b) a lease.

ARTICLE 6.

DEFAULTS AND REMEDIES

Section 6.01. Events of Default.

Each of the following constitutes an “Event of Default” with respect to the Notes:

(a) failure to make the payment of any interest on the Notes when the same becomes due and payable, and such failure continues for a period of 10 days;

(b) failure to make the payment of any principal of, or premium, if any, on, any of the Notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise, including payment of Additional Amounts pursuant to Section 4.01;

(c) failure to comply with Section 5.01;

(d) failure to comply with any other covenant or agreement in the Notes or in this Indenture (other than a failure that is the subject of the foregoing clause (a), (b) or (c), and other than the failure to comply with Section 4.24, for which payment of Additional Amounts is provided for hereunder and is governed by Section 4.01,), and such failure continues for 30 days (45 days in the case of failure to comply with Section 4.26(b)) after written notice is given to the Company by the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding specifying the default, demanding that it be remedied and stating that such notice is a “Notice of Default;”

(e) a default under any Debt by the Company or any of its Subsidiaries that results in acceleration of the maturity of such Debt, or failure to pay any such Debt when due, in an aggregate amount greater than US$3.0 million or its foreign currency equivalent at the time;

(f) any legal proceeding that shall have a good foundation in law and fact that would potentially result in the payment of money in an aggregate amount in excess of US$5.0 million (or its foreign currency equivalent at the time) shall be instituted against the Parent, the Company or any of its Subsidiaries, or judgment or judgments for, the payment of money in an aggregate amount in respect of US$1.0 million (or its foreign currency equivalent at the time) that shall be rendered against the Parent, the Company or any of its Subsidiaries;

(g) any Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Guarantee) or any Guarantor or a group of Guarantors that, taken as a whole, would constitute a Significant Subsidiary denies or disaffirms its obligations under its Guarantee;

(h) the Parent, the Company, any of its Significant Subsidiaries (or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary) pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case or gives notice of intention to make a proposal under any Bankruptcy Law;

(B) consents to the entry of an order for relief against it in an involuntary case or consents to its dissolution or winding up;

(C) consents to the appointment of a receiver, interim receiver, receiver and manager, liquidator, trustee or custodian of it or for all or substantially all of its property;

(D) makes a general assignment for the benefit of its creditors; or

(E) admits in writing its inability to pay its debts as they become due or otherwise admits its insolvency;

(i) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Parent, the Company, any of its Significant Subsidiaries (or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary) in an involuntary case; or

(B) appoints a receiver, interim receiver, receiver and manager, liquidator, trustee or custodian of the Parent, the Company, any of its Significant Subsidiaries (or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary) for all or substantially all of the property of the Parent, the Company, any of its Significant Subsidiaries (or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary); or

(C) orders the liquidation of the Parent, the Company, any of its Significant Subsidiaries (or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary);

and such order or decree remains unstayed and in effect for 60 consecutive days;

(j) any default by the Parent, the Company, Subsidiary Guarantor or Future Guarantor Pledgor in any of its obligations under the Security Documents, which adversely affects the enforceability, validity, perfection or priority of the applicable Lien on the Collateral or which adversely affects the condition or value of the Collateral, taken as a whole, in any material respect; the security interest under the Security Documents shall, at any time, cease to be in full force and effect for any reason other than the satisfaction in full of all obligations under the Indenture and discharge of the Indenture or any security interest created thereunder shall be declared invalid or unenforceable or the Parent, the Company or any Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable;

(k) the Parent, the Company, any Subsidiary Guarantor or any Future Guarantor Pledgor denies or disaffirms its obligations under any Security Document or, other than in accordance with this Indenture and the Security Documents, any Security Document ceases to be or is not in full force and effect or the Collateral Agent ceases to have a first priority interest in the Collateral;

(l) the Company or any of its Subsidiaries amends or modifies their respective constitutive documents in such a manner that would have a Material Adverse Effect or engages any business other than a Related Business;

(m) either the Indenture, the Notes, any loan made directly or indirectly from the Company to the WFOE, or any Security Document shall be (A) declared by any Governmental Authority to be illegal or unenforceable or (B) terminated prior to its scheduled termination date;

(n) (i) the confiscation, expropriation or nationalization by any Governmental Authority of any Property of the Parent, the Company or any of its Subsidiaries; or (ii) if such revocation or repudiation could reasonably be expected to have a Material Adverse Effect, the revocation or repudiation by any Governmental Authority of any previously granted Governmental Approval to the WFOE that is material to the operation of the Related Business; or (iii) the imposition or introduction of material and discriminatory taxes, tariffs, royalties, customs or excise duties imposed on the WFOE, or the material and discriminatory withdrawal or suspension of material privileges or specifically granted material rights of a fiscal nature; or

(o) failure by the Parent, the Company or any Affiliate thereof (other than any Person who is an Affiliate solely because such Person is a holder of Notes or of the Parent’s warrants to purchase its common stock) to comply with any of the agreements in that certain Investor Rights Agreement dated the Issue Date by and among the Company, the Parent, certain Affiliates of the Company and the other Persons therein named if such failure continues for 30 days after written notice is given to the Company by the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding specifying the default, demanding that it be remedied and stating that such notice is a “Notice of Default;”

(p) failure by Beihai Hi-Tech Wealth Technology Development Co., Ltd. on or before the expiration of 30 days after the Issue Date to fully discharge, refinance (without any change to the repayment term) or obtain in writing a continuing wavier of not less than one year regarding any Debt of such WFOE that as of the Issue Date is in default;

(q) with respect to Beijing Hi-Tech Wealth Electronic Products Co., Ltd., a limited liability company organized in the PRC, (i) any sale, lease, license or other transfer or disposition (other than to the Parent or any of its Subsidiaries) of any of its rights in respect of patents, patent rights, licenses, inventions, copyrights, know-how (including any discoveries, concepts, ideas, research and development, know-how, formulas, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, and other proprietary or confidential information, trademarks, service marks and trade names in respect of mobile telephones, or (ii) expiration, termination or revocation of any of its licenses, permits, certificates, consents, orders, approvals and other authorizations from any Governmental Authority in respect of the manufacture, sale or distribution of mobile telephones in the PRC, or (iii) failure by such company to license or sub-license on an exclusive basis (including with prejudice to the rights of Beijing Hi-Tech Wealth Electronic Products Co., Ltd. itself) to the Parent or any of its Subsidiaries any of the intellectual property described in the foregoing clause (i) or the licenses, permits, certificates, consents, orders, approvals and other authorizations described in the foregoing clause (ii), in each case on terms and conditions that are substantially similar to and not materially more disadvantageous to the licensee than licenses by such licensor to such licensee in existence on the Issue Date;

(r) the Company as of March 31, 2008 shall not have consummated the transactions contemplated by that certain Binding Term Sheet, dated February 8, 2007 (the “Binding Term Sheet”), by and between the Company and Beijing Hi-Tech Wealth Investment and Development Company Limited, including without, limitation, (i) performing, or causing one of its Subsidiaries to perform, the Company’s obligations thereunder or pursuant to the subsequent definitive agreement, if any, entered into by such parties with respect to the matters contemplated in the Binding Term Sheet (to the extent applicable, the “Binding IP Transfer Agreement”); (ii) paying, or causing one of its subsidiaries to pay, the requisite purchase price as set forth in the Binding Term Sheet or, to the extent applicable, the Binding IP Transfer Agreement; (iii) registering, or causing one of its Subsidiaries to register, the transfer of the applicable intellectual property rights purchased pursuant to the Binding Term Sheet, or to the extent applicable, the Binding IP Transfer Agreement, with the applicable Governmental Authorities, so as to ensure the proper ownership of such intellectual property rights by the Company or one of its Subsidiaries; or

(s) failure by any Permitted Holder, the Parent or any of its Subsidiaries to fully comply, including without limitation, with any applicable foreign exchange registration, settlement or remittance requirement therein, with Circular 75 issued by the PRC State Administration of Foreign Exchange on October 21, 2005, including any amendment, implementing rules, or official interpretation thereof or any replacement, successor or alternative legislation having the same subject matter thereof and the failure to so comply may have a material adverse effect on the Company.

Section 6.02. Acceleration.

If any Event of Default (other than those of the type described in Section 6.01(h) or (i), or resulting from a breach of Section 4.24, for which Additional Amounts are provided) occurs and is continuing, the Trustee may, and the Trustee upon the written request of Holders of 25% in principal amount of the outstanding Notes shall, or the Holders of at least 25% in principal amount of outstanding Notes may, declare the principal of all the Notes, together with all accrued and unpaid interest, premium, if any, to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that such notice is a notice of acceleration (the “Acceleration Notice”), and the same shall become immediately due and payable together with any premium that would be payable pursuant to the terms of this Indenture if the Notes were redeemed pursuant to any election of the Company or a Noteholder which is herein provided.

In the case of an Event of Default specified in Section 6.01 (h) or (i) hereof, all outstanding Notes shall become due and payable immediately without any further declaration or other act on the part of the Trustee or the Holders. Holders may not enforce this Indenture or the Notes except as provided in this Indenture.

Section 6.03. Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture. In addition, if an Event of Default occurs and is continuing, the Trustee may, upon request of Holders of at least 25% of the aggregate principal amount of the Notes then outstanding, instruct the Collateral Agent to foreclose on the Collateral in accordance with the terms of the Security Documents and take such further action on behalf of the Holders of the Notes with respect to the Collateral as the Trustee deems appropriate.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.

Section 6.04. Waiver of Defaults.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default, and its consequences, except a continuing Default or Event of Default (i) in the payment of the principal of, premium, if any, or interest, on the Notes and (ii) in respect of a covenant or provision which under this Indenture cannot be modified or amended without the consent of the Holder of each Note affected by such modification or amendment. In the event of any Event of Default specified in Section 6.01(e), such Event of Default and all consequences of that Event of Default, including without limitation any acceleration or resulting payment default, shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders of the Notes, if within 60 days after the Event of Default arose:

(a) the Debt that is the basis for the Event of Default has been discharged;

(b) the holders of such Debt have rescinded or waived the acceleration, notice or action, as the case may be, giving rise to the Event of Default; or

(c) if the default that is the basis for such Event of Default has been cured.

The Company shall deliver to the Trustee an Officers’ Certificate stating that the requisite percentage of Holders has consented to such waiver and attaching copies of such consents. In case of any such waiver, the Company, the Trustee and the Holders shall be restored to their former positions and rights hereunder and under the Notes, respectively. Upon any waiver of a Default or Event of Default, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed cured for every purpose of this Indenture but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

Section 6.05. Control by Supermajority.

Subject to Section 7.01, Section 7.02(f) (including the Trustee’s receipt of the security or indemnification described therein) and Section 7.07 hereof, in case an Event of Default shall occur and be continuing, the Holders of at least three-fourths in aggregate principal amount of the Notes then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes. However, the Trustee may refuse to follow any direction that conflicts with law, this Indenture, or the Security Documents that may involve the Trustee in personal liability for which adequate indemnification has not been provided, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders.

Section 6.06. Limitation on Suits.

No Holder shall have any right to institute any proceeding with respect to this Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

(a) such Holder has previously given to the Trustee written notice of a continuing Event of Default or the Trustee receives the notice from the Company,

(b) Holders of at least 25% in aggregate principal amount of the Notes then outstanding have made written request to the Trustee to institute such proceeding as trustee and have provided the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense but the Trustee has not complied with such request within 60 days after the receipt of the request and the security or indemnity satisfactory to the Trustee, and

(c) the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

The preceding limitations shall not apply to a suit instituted by a Holder for enforcement of payment of principal of, and premium, if any, or interest on, a Note on or after the respective due dates for such payments set forth in such Note.

A Holder may not use this Indenture to affect, disturb or prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 6.07. Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture (including Section 6.06), the right of any Holder to receive payment of principal, premium, if any, and interest on the Notes held by such Holder, on or after the respective due dates expressed in the Notes (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08. Collection Suit by Trustee.

If an Event of Default specified in Section 6.01 (h) or (i) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium, if any, and interest then due and owing (together with interest on overdue principal and, to the extent lawful, interest) and such further amount as shall be sufficient to cover the costs and expenses of collection, including compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09. Trustee May File Proofs of Claim.

The Trustee shall be authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee or any Agents under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, Agents and their respective agents and counsel, and any other amounts due the Trustee and any Agents under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, moneys, securities and any other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10. Priorities.

If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First: to the Trustee, the Agents, their respective agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee, the Agents, their respective agents and attorneys and the costs and expenses of collection in connection with this Indenture, the Security Documents or the Notes, including the collection or distribution of such amounts held or realized or in connection with expenses incurred in enforcing its remedies under the Security Documents and preserving the Collateral and all amounts for which the Trustee and the Agents are entitled to indemnification under the Security Documents;

Second: in case the principal of the outstanding Notes shall not have become due and be unpaid, to the payment of Interest on the Notes in default in the order of the maturity of the installments of such Interest, with interest (to the extent that such interest has been collected by the Trustee) upon the overdue installments of Interest at the rate specified in the Notes, such payments to be made ratably to the Persons entitled thereto;

Third: in case the principal of the outstanding Notes shall have become due, by declaration or otherwise, and be unpaid to the payment of the whole amount then owing and unpaid upon the Notes for principal and Interest, with Interest on the overdue principal and (to the extent that such Interest has been collected by the Trustee) upon overdue installments of Interest at the rate specified in the Notes, and in case such monies shall be insufficient to pay in full the whole amounts so due and unpaid upon the Notes, then to the payment of such principal and Interest without preference or priority of principal over Interest, or of Interest over principal, or of any installment of Interest over any other installment of Interest, or of any Note over any other Note, ratably to the aggregate of such principal and accrued and unpaid Interest; and

Fourth: to the Company or the Guarantors or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section.

Section 6.11. Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section shall not apply to a suit by the Trustee, a suit by the Company, a suit by a Holder pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

Section 6.12. Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted a proceeding to enforce any right or remedy under this Indenture and the proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to the Holder, then, subject to any determination in the proceeding, the Company, the Trustee and the Holders will be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Company, the Trustee and the Holders will continue as though no such proceeding had been instituted.

Section 6.13. Rights and Remedies Cumulative.

No right or remedy conferred or reserved to the Trustee or to the Holders under this Indenture is intended to be exclusive of any other right or remedy, and all such rights and remedies are, to the extent permitted by law, cumulative and in addition to every other right and remedy hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or exercise of any right or remedy hereunder, or otherwise, will not prevent the concurrent assertion or exercise of any other right or remedy.

Section 6.14. Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default will impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

ARTICLE 7.

TRUSTEE AND AGENTS

Section 7.01. Duties of Trustee.

(a) The duties and responsibilities of the Trustee are as set forth herein. Whether or not expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee is subject to this Article. The rights and protections provided to the Trustee in this Article shall also apply to the Agents.

(b) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the degree of care and skill in its exercise, as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(c) Except during the continuance of an Event of Default:

(1) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, with respect to certificates or opinions specifically required to be furnished to it hereunder, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not verify, confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(d) The Trustee may not be relieved from liabilities for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct as determined by a court of competent jurisdiction determines, except that:

(1) this paragraph does not limit the effect of paragraph (c) of this Section;

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless a court of competent jurisdiction determines that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(e) No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law and need not be invested except as agreed to by the Trustee.

(g) In the event that the Agents shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from the Issuer, in its opinion, conflict with any of the provisions of this Indenture, it shall be entitled to refrain from taking any action until it is directed in writing by a final order or judgment of a court of competent jurisdictions.

(h) Notwithstanding anything to the contrary contained in this Indenture, none of the Agents shall be obliged to act or omit to act in accordance with any instruction, direction or request delivered to them by the Company unless such instruction, direction or request is delivered to such Agents in writing. Each of the Agents may, in connection with its services hereunder rely upon the terms of any notice, communication or other document believed by it to be genuine.

(i) Notwithstanding anything herein to the contrary, the Trustee shall not be responsible for recitals, statements, warranties or representations of any party contained in this Indenture or any other agreement or other document, entered into in connection herewith or therewith and shall assume the accuracy and correctness thereof and shall not be responsible for the execution, legality, effectiveness, adequacy, genuineness, validity or enforceability or admissibility in evidence of any such agreement or other document or any trust or security thereby constituted or evidenced. Notwithstanding the generality of the foregoing, each Holder shall be solely responsible for making its own independent appraisal of and investigation into the financial condition, creditworthiness, condition, affairs, status and nature of the Company and any Subsidiary, and the Trustee shall not at any time have any responsibility for the same and each Holder shall not rely on the Trustee in respect thereof.

Section 7.02. Rights of Trustee.

Subject to Section 7.01:

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in any such document but may, in its discretion, make further inquiry or investigation into such facts or matters as it sees fit.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may at the expense of the Company consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon. The Company shall reimburse the Trustee for any expenses, including attorneys fees, incurred in connection with the actions contemplated by this Section 7.02(b).

(c) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(d) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

(e) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default is received by a Responsible Officer of the Trustee at the Specified Office of the Trustee from the Company or the Holders of 25% in aggregate principal amount of the outstanding Notes, and such notice references the specific Default or Event of Default, the Notes and this Indenture.

(f) The Trustee shall not be required to give any bond or surety in respect of the performance of its power and duties hereunder.

(g) The Trustee shall have no duty to inquire as to the performance or observance of any covenants, conditions or agreements on the part of the Company under this Indenture; but the Trustee may require of the Company full information and advice as to the performance of the covenants, conditions and agreements aforesaid.

(h) The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

(i) The permissive rights of the Trustee enumerated herein shall not be construed as duties.

(j) The Trustee shall at no time have any responsibility or liability for or with respect to the legality, validity or enforceability of any security interest or Collateral or any arrangement or agreement between Company and any Person with respect thereto, or the perfection or priority of any security interest or Collateral created in any of the Security Documents or the maintenance of any such perfection and priority, or for or with respect to the sufficiency of any security interest or Collateral following an Event of Default.

(k) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders, unless such Holders have offered to the Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

Section 7.03. Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee and nothing herein shall obligate the Trustee to account for any profits earned from any business or transactional relationship with the Company or any Affiliate thereof. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, or resign. Any Agent may do the same with like rights and duties. The Trustee shall also be subject to Section 7.10 hereof.

Section 7.04. Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes or any Guarantee, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication. The Trustee shall not have any responsibility for the Company’s or any Holder’s compliance with any U.S. federal or state securities laws in connection with the Notes. The Trustee shall not be responsible for ensuring that the interest rate on the Notes is no higher than the maximum rate permitted by New York law.

Section 7.05. Notice of Defaults.

If the Trustee receives notice of any Default or Event of Default from the Company, the Trustee shall mail to Holders a notice of the Default or Event of Default within 90 days after receipt thereof. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders.

Section 7.06. Force Majeure.

Notwithstanding anything to the contrary in this Indenture, none of the Agents shall in any event be liable for any failure or delay in the performance of its obligations hereunder if it is prevented from so performing its obligations by any circumstances beyond the control of such Agent, including without limitation, existing or future law or regulation, any existing or future act of governmental authority, act of God, flood, war whether declared or undeclared, terrorism, riot, rebellion, civil commotion, strike, lockout, other industrial action, general failure of electricity or other supply, aircraft collision, technical failure, accidental or mechanical or electrical breakdown, computer failure or failure of any money transmission system.

Section 7.07. Compensation and Indemnity.

The Company and each Guarantor, jointly and severally, shall pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company and each Guarantor, jointly and severally, shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Company and each Guarantor, jointly and severally, hereby unconditionally and irrevocably covenants and undertakes to indemnify and hold harmless the Trustee, its directors, officers, employees and agents (each an “indemnified party”) in full at all times against all losses, liabilities, actions, proceedings, claims, demands, penalties, damages, costs, expenses disbursements, and other liabilities whatsoever (for purposes of this Article, the “losses”), including without limitation the costs and expenses of legal advisors and other experts, which may be incurred, suffered or brought against such indemnified party as a result or in connection with (a) their appointment or involvement hereunder or the exercise of any of their powers or duties hereunder or the taking of any acts in accordance with the terms of this Agreement or its usual practice; (b) this Indenture, the Notes and any other transaction documents, or (c) any instruction or other direction upon which the Trustee may rely under this Indenture, the Notes or other transaction documents, as well as the costs and expenses incurred by an indemnified party of defending itself against or investigating any claim or liability with respect of the foregoing provided that this indemnity shall not apply in respect of an indemnified party to the extent but only to the extent that a court of competent jurisdiction determines that any such losses incurred or suffered by or brought against such indemnified party arises directly from the fraud, willful misconduct or gross negligence or bad faith of such indemnified party. The parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Trustee or the termination of this Indenture.

Notwithstanding any other term or provision of this Indenture to the contrary, the Trustee shall not be liable under any circumstances for special, punitive, indirect or consequential loss or damage of any kind whatsoever including but not limited to loss of profits, whether or not foreseeable, even if the Trustee is actually aware of or has been advised of the likelihood of such loss or damage and regardless of whether the claim for such loss or damage is made in negligence, for breach of contract, breach of trust, breach of fiduciary obligation or otherwise. The provisions of this Section 7.07 shall survive the termination or expiration of this Indenture and the Security Documents and the resignation or removal of the Trustee.

The obligations of the Company and Guarantors under this Section shall survive the satisfaction and discharge of this Indenture pursuant to Article 11 hereof, the termination of this Indenture and the Security Documents, the resignation or removal of the Trustee or payment in full of the Notes through the expiration of the applicable statute of limitations.

To secure the Company’s payment obligations in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal, premium, if any, and interest on particular Notes. Notwithstanding any provision hereof to the contrary, the Trustee’s Lien shall not be subordinated to that of Senior Debt. Such Lien shall survive the satisfaction and discharge of this Indenture pursuant to Article 11 hereof, the termination of this Indenture and the Security Documents, the resignation or removal of the Trustee or payment in full of the Notes through the expiration of the applicable statute of limitations.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(h) or (i) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.08. Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section.

The Trustee may resign without assigning any reason and without being responsible for any costs, charges and expenses occasioned by such retirement, and be discharged from the trust hereby created in writing at any time upon 30 days’ prior notice to the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(a) the Trustee is adjudged bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(b) a custodian or public officer takes charge of the Trustee or its property; or

(c) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), Holders of a majority in principal amount of the then outstanding Notes shall promptly appoint a successor Trustee, who shall charge for its services at the rates not significantly higher than the rates originally charged by the Trustee.

If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition at the expense of the Company any court of competent jurisdiction for the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. Subject to the Lien provided for in Section 7.07 hereof, the retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided, however, that all sums owing to the Trustee hereunder shall have been paid. Notwithstanding replacement of the Trustee pursuant to this Section, the Company’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

In the case of an appointment hereunder of a separate or successor Trustee with respect to the Notes, the Company, the Guarantors, any retiring Trustee and each successor or separate Trustee with respect to the Notes shall execute and deliver a supplemental indenture in form satisfactory to the Trustee (1) which shall contain such provisions as shall be deemed necessary or desirable to confirm that all the rights, powers, trusts and duties of any retiring Trustee with respect to the Notes as to which any such retiring Trustee is not retiring shall continue to be vested in such retiring Trustee and (2) that shall add to or change any of the provisions of this Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one Trustee, it being understood that nothing herein or in such supplemental indenture shall constitute such Trustee co-trustees of the same trust and that each such separate, retiring or successor Trustee shall be Trustee of a trust or trusts hereunder separate and apart from any trust or trusts hereunder administered by any such other Trustee.

Section 7.09. Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or banking association, the successor corporation or banking association without any further act shall, if such successor corporation or banking association is otherwise eligible hereunder, be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trust created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee.

ARTICLE 8.

AMENDMENT, SUPPLEMENT AND WAIVER

Section 8.01. Without Consent of Holders.

Notwithstanding Section 8.02 of this Indenture, the Company and the Trustee may amend or supplement this Indenture, the Security Documents or the Notes without consent of any Holder to:

(a) cure any ambiguity, omission, defect or inconsistency;

(b) provide for the assumption by a Surviving Person of the obligations of the Company under this Indenture;

(c) provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(d) add additional Guarantees or additional obligors with respect to the Notes or release Guarantors from guarantees as permitted by the terms of this Indenture;

(e) further secure the Notes, or release all or any portion of the Collateral pursuant to the terms of the Security Documents;

(f) add to the covenants of the Company for the benefit of the Holders or to surrender any right or power conferred upon the Company; or

(g) make any other change that does not adversely affect the legal rights hereunder of any such Holder.

Section 8.02. With Consent of Holders.

Except as provided below in this Section, the Company and the Trustee may amend or supplement this Indenture, the Security Documents and the Notes with the consent of the Holders of at least three-fourths in aggregate principal amount of the Notes then outstanding voting as a single class (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes), and, subject to Sections 6.04 and 6.07, any existing Default or Event of Default (except a continuing Default or Event of Default in (i) the payment of principal, premium, if any, or interest on the Notes and (ii) in respect of a covenant or provision which under this Indenture cannot be modified or amended without the consent of the Holder of each Note affected by such modification or amendment) or compliance with any provision of this Indenture or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes).

Without the consent of each Holder, an amendment or waiver under this Section may not (with respect to any Notes held by a non-consenting Holder):

(a) reduce the amount of Notes whose Holders must consent to an amendment or waiver;

(b) reduce the rate of, or extend the time for payment of, interest, if any, on, any Note;

(c) reduce the principal of, or extend the Stated Maturity of, any Note;

(d) make any Note payable in money other than that stated in the Note;

(e) impair the right of any Holder to receive payment of principal of, premium, if any, and interest, if any, on, such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes or any Guarantee;

(f) subordinate the Notes or any Guarantee to any other obligation of the Company or the applicable Guarantor;

(g) (A) release the security interest granted in favor of the holders of the Notes in the Collateral other than pursuant to the terms of the Security Documents, or

(B) release any other security interest that may have been granted in favor of the holders of the Notes other than pursuant to the terms of such security interest;

(h) reduce the amount payable as Additional Amounts or upon the redemption of any Note or change the time at which any Note may be redeemed, as described under Section 3.04, Section 3.05, Section 4.12, Section 4.16 or Section 4.29;

(i) reduce the premium payable upon a Change of Control or, at any time after a Change of Control has occurred, change the time at which the Change of Control Offer relating thereto must be made or at which the Notes must be repurchased pursuant to such Change of Control Offer;

(j) at any time after the Company is obligated to make an Asset Sale Offer with the Excess Proceeds from Asset Sales, change the time at which such Asset Sale Offer must be made or at which the Notes must be repurchased pursuant thereto; or

(k) make any change in any Guarantee that would adversely affect the Holders.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Persons entitled to consent to any supplemental indenture. If a record date is fixed, the Holders on such record date, or their duly designated proxies, and only such Persons, shall be entitled to consent to such supplemental indenture, whether or not such Holders remain Holders after such record date; provided that unless such consent shall have become effective by virtue of the requisite percentage having been obtained prior to the date which is 120 days after such record date, any such consent previously given shall automatically and without further action by any Holder be cancelled and of no further effect.

It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section becomes effective, the Company shall mail to the Holder of each Note affected thereby to such Holder’s address appearing in the Security Register a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Upon the request of the Company, and upon receipt by the Trustee of the documents described in Section 12.03 hereof, the Trustee will join with the Company in the execution of any amended or supplemental indenture or waiver authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture or waiver that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 8.03. Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion thereof that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note or portion thereof if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver shall become effective in accordance with its terms and thereafter shall bind every Holder.

Section 8.04. Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 8.05. Trustee to Sign Amendments, etc.

None of the Company nor any Guarantor may sign an amendment or supplemental indenture until its board of directors (or committee serving a similar function) approves it. In executing any amended or supplemental indenture or any amendment or supplement to the Security Documents or Notes, the Trustee shall be entitled to receive in addition to the documents required by Section 12.03, and (subject to Section 7.01 hereof) shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amended or supplemental indenture is the legal, valid and binding obligations of the Company enforceable against it in accordance with its terms, subject to customary exceptions and that such amended or supplemental indenture complies with the provisions hereof.

If the Trustee has received such an Officers’ Certificate and Opinion of Counsel, it shall sign the amendment, supplement or waiver so long as the same does not adversely affect the rights of the Trustee. The Trustee may, but is not obligated to, execute any amendment, supplement or waiver that affects the Trustee’s own rights, duties or immunities under this Indenture, the Notes or the Security Documents.

ARTICLE 9.

GUARANTEES

Section 9.01. Guarantee.

Subject to this Article 9, each Guarantor hereby unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns: (a) the due and punctual payment of the principal of, premium, if any, and interest on the Notes, subject to any applicable grace period, whether at Stated Maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on the overdue principal of and premium, if any, and, to the extent permitted by law, interest, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee under this Indenture or any other agreement with or for the benefit of the Holders or the Trustee, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration pursuant to Section 6.02, redemption or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

Each Guarantor hereby agrees that its obligations with regard to its Guarantee shall be joint and several, unconditional, irrespective of the validity or enforceability of the Notes or the obligations of the Company under this Indenture, the absence of any action to enforce the same, the recovery of any judgment against the Company or any other obligor with respect to this Indenture, the Notes or the Obligations of the Company under this Indenture or the Notes, any action to enforce the same or any other circumstances (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor further, to the extent permitted by law, waives and relinquishes all claims, rights and remedies accorded by applicable law to guarantors and agrees not to assert or take advantage of any such claims, rights or remedies, including but not limited to: (a) any right to require any of the Trustee, the Holders or the Company (each a “Benefited Party”), as a condition of payment or performance by such Guarantor, to (1) proceed against the Company, any other guarantor (including any other Guarantor) of the Obligations under the Guarantees or any other Person, (2) proceed against or exhaust any security held from the Company, any such other guarantor or any other Person, (3) proceed against or have resort to any balance of any deposit account or credit on the books of any Benefited Party in favor of the Company or any other Person, or (4) pursue any other remedy in the power of any Benefited Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Company including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations under the Guarantees or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Company from any cause other than payment in full of the Obligations under the Guarantees; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Benefited Party’s errors or omissions in the administration of the Obligations under the Guarantees, except behavior which amounts to gross negligence, willful misconduct or bad faith; (e)(1) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of the Guarantees and any legal or equitable discharge of such Guarantor’s obligations hereunder, (2) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (3) any rights to set-offs, recoupments and counterclaims and (4) promptness, diligence and any requirement that any Benefited Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentations, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of the Guarantees, notices of Default under the Notes or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations under the Guarantees or any agreement related thereto, and notices of any extension of credit to the Company and any right to consent to any thereof; (g) to the extent permitted under applicable law, the benefits of any “One Action” rule and (h) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of the Guarantees. Except to the extent expressly provided herein, including Section 9.05, each Guarantor hereby covenants that its Guarantee shall not be discharged except by complete performance of the obligations contained in its Guarantee and this Indenture.

If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, the Guarantee of such Guarantor, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 6.02 hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby and (y) in the event of any declaration of acceleration of such obligations as provided in Section 6.02 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantee.

Section 9.02. Limitation on Guarantor Liability.

(a) Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that each Guarantor’s liability shall be that amount from time to time equal to the aggregate liability of such Guarantor under the Guarantee, but shall be limited to the lesser of (i) the aggregate amount of the Company’s obligations under the Notes and this Indenture or (ii) the amount, if any, which would not have (1) rendered the Guarantor “insolvent” (as such term is defined in Bankruptcy Law and in the Debtor and Creditor Law of the State of New York) or (2) left it with unreasonably small capital at the time its guarantee with respect to the Notes was entered into, after giving effect to the incurrence of existing Debt immediately before such time; provided, however, it shall be a presumption in any lawsuit or proceeding in which a Guarantor is a party that the amount guaranteed pursuant to the guarantee with respect to the Notes is the amount described in clause (i) above unless any creditor, or representative of creditors of the Guarantor, or debtor in possession or trustee in bankruptcy of the Guarantor, otherwise proves in a lawsuit that the aggregate liability of the Guarantor is limited to the amount described in clause (ii).

(b) In making any determination as to the solvency or sufficiency of capital of a Guarantor in accordance with the proviso of Section 9.02(a), the right of each Guarantor to contribution from other Guarantors and any other rights such Guarantor may have, contractual or otherwise, shall be taken into account.

Section 9.03. Execution and Delivery of Guarantee.

To evidence its Guarantee set forth in Section 9.01, each Guarantor hereby agrees that a notation of such Guarantee in substantially the form included in Exhibit B attached hereto shall be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture shall be executed on behalf of such Guarantor by its President or one of its Vice Presidents.

Each Guarantor hereby agrees that its Guarantee set forth in Section 9.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.

If an Officer whose signature is on this Indenture or on the Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Guarantee is endorsed, the Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

The Company hereby agrees that it shall cause each Person that becomes obligated to provide a Guarantee pursuant to Section 4.16 (each, a “Future Guarantor”) to execute a supplemental indenture pursuant to which such Person provides the guarantee set forth in this Article 9 and otherwise assumes the obligations and accepts the rights of a Guarantor under this Indenture, in each case with the same effect and to the same extent as if such Person had been named herein as a Guarantor. The Company also hereby agrees to cause each such new Guarantor to evidence its guarantee by endorsing a notation of such guarantee on each Note as provided in this Section.

Section 9.04. Guarantors May Consolidate, etc., on Certain Terms.

Except as otherwise provided in Section 9.05, no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the Surviving Person) another Person whether or not affiliated with such Guarantor unless:

(a) subject to Section 9.05, the Person formed by or surviving any such consolidation or merger (if other than a Guarantor or the Company) unconditionally assumes all the obligations of such Guarantor, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under this Indenture, the Guarantee on the terms set forth herein or therein; and

(b) the Guarantor complies with the requirements of Article 5 hereof.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form and substance to the Trustee, of the Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Guarantees had been issued at the date of the execution hereof.

Except as set forth in Articles 4 and 5, and notwithstanding clauses (a) and (b) above, nothing contained in this Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

Section 9.05. Releases Following Merger, Consolidation or Sale of Assets, Etc.

In the event of a sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Guarantor, in each case to a Person that is neither the Parent nor (either before or after giving effect to such transactions) a Subsidiary of the Parent, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the Capital Stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) shall be released and relieved of any obligations under its Guarantee; provided that the net proceeds of such sale or other disposition shall be applied in accordance with the applicable provisions of this Indenture, including without limitation Section 4.12. Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of this Indenture, including without limitation Section 4.12, the Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Guarantee.

In the event any Guarantor is not released from its obligations under its Guarantee, it shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of such Guarantor under this Indenture as provided in this Article 9.

ARTICLE 10.

COLLATERAL AND SECURITY

Section 10.01. Security Documents.

(a) The due and punctual payment of the principal of and interest on the Notes when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest on the Notes and performance of all other obligations of the Company and the Guarantors to the Holders or the Trustee under this Indenture and the Notes, according to the terms hereunder or thereunder, are secured as provided in the Security Documents which the Company and the Guarantors has entered into simultaneously with the execution of this Indenture and which is attached as Exhibit D hereto. Each Holder, by its acceptance thereof, consents and agrees to the terms of the Security Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with its terms and authorizes and directs the Trustee to enter into the Security Documents and to perform its obligations and exercise its rights thereunder as a Secured Party in accordance therewith. The Company will do or cause to be done all such acts and things as may be required by applicable law or may be necessary or proper, or as may be required by the provisions of the Security Documents, to assure and confirm to the Trustee the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Company will take, and will cause its Subsidiaries to take, any and all actions reasonably required to cause the Security Documents to create and maintain, as security for the Obligations of the Company and the Guarantors hereunder, a valid and enforceable perfected first priority Lien in and on all the Collateral, in favor of the Collateral Agent and the Trustee for the benefit of the Holders, superior to and prior to the rights of all third Persons and subject to no other Liens than Permitted Liens.

(b) If at any time after the Issue Date there is a change in PRC law or interpretation in PRC law that permits the encumbrance of the WFOE’s assets or Property by a Lien without the approval of any governmental body of the PRC, then the Company shall cause the WFOE to, concurrently:

(i) execute and deliver to the Trustee a Security Document upon substantially the same terms as the existing Security Documents granting a Lien upon such assets or Property to the Trustee for the benefit of the holders of Notes, which Lien shall be first priority if such assets or Property is not then encumbered by any other Lien (other than Liens required by law) or a second priority Lien if such assets or Property is at that time so encumbered;

(ii) cause the Lien to be granted in such Security Document to be duly perfected in any manner permitted by law; and

(iii) deliver to the Trustee an Opinion of Counsel confirming as to such Security Document the matters set forth as to the Security Documents and Liens thereunder in the Opinions of Counsel delivered to holders on the Issue Date and, if the property subject to such Security Document is an interest in real estate, such local counsel opinions, insurance policies, surveys and other supporting documents as the Trustee may reasonably request.

(c) Notwithstanding (i) anything to the contrary contained in this Indenture, the Security Documents, the Notes or any other instrument governing, evidencing or relating to any Debt, (ii) the time, order or method of attachment of any Liens, (iii) the time or order of filing or recording of financing statements or other documents filed or recorded to perfect any Lien upon any Collateral, (iv) the time of taking possession or control over any Collateral or (v) the rules for determining priority under the Uniform Commercial Code as in effect in the State of Nevada or any other law of any relevant jurisdiction governing relative priorities of secured creditors:

(A) the Liens will rank at least equally and ratably with all valid, enforceable and perfected Liens, whenever granted upon any present or future Collateral, but only to the extent such Liens are permitted under this Indenture to exist and to rank equally and ratably with the Notes and the Guarantees; and

(B) all proceeds of the Collateral applied under the Security Documents shall be allocated and distributed as set forth in Section 6.10.

Section 10.02. Future Guarantor Pledgors.

(a) The Company will use its reasonable best efforts promptly to obtain any necessary consents and waivers and to take all other actions necessary to pledge and to cause each Future Guarantor to pledge the Capital Stock of any future Subsidiary (other than any Subsidiary organized under the laws of the PRC, unless at any time after the Issue Date there is a change in PRC law or official interpretation in PRC law that permits the encumbrance of the PRC Subsidiary’s assets or Property by a Lien without the approval of any governmental body of the PRC) in each case owned by the Company or such Future Guarantor, on a first priority basis (subject to Liens arising by operation of law) in order to secure the obligations of the Company under the Notes and this Indenture and of the Guarantors and such Future Guarantor under its Guarantee; provided that in exercising such reasonable best efforts the Company shall not be required to take any action that is commercially unreasonable.

(b) The Company will, for the benefit of the Holders of the Notes, pledge, or cause each Guarantor to pledge, the Capital Stock owned by the Company or such Guarantor of any Person that becomes a Subsidiary (other than any Subsidiary organized under the laws of the PRC, unless at any time after the Issue Date there is a change in PRC law or official interpretation in PRC law that permits the encumbrance of the PRC Subsidiary’s assets or Property by a Lien without the approval of any governmental body of the PRC) after the Issue Date, immediately upon such Person becoming a Subsidiary, to secure the obligations of the Company under the Notes and this Indenture, and of such Guarantor under its Guarantee, in the manner described above.

(c) Each Guarantor that pledges Capital Stock of a Subsidiary after the Issue Date is referred to as a “Future Guarantor Pledgor” and, upon giving such pledge, will be a “Guarantor Pledgor.”

(d) Upon each pledge by a Future Guarantor of the Capital Stock of any Other Non-Guarantor Subsidiary or any future Subsidiary in accordance with Section 10.02(a) or Section 10.02(b), the Company will deliver to the Trustee an Officers’ Certificate stating that entry into the applicable pledge agreement has been duly and validly authorized and an Opinion of Counsel to the effect that (i) in the opinion of such counsel, such action has been taken with respect to the recording, registering and filing of or with respect to this Indenture and the applicable pledge agreement and all other instruments of further assurance as are necessary to make effective the first priority lien (subject to Liens arising by operation of law) created by such pledge agreement in the Capital Stock referenced in Section 10.02(a) or Section 10.02(b), and referencing the details of such action; or (ii) in the opinion of such counsel, no such action is necessary to make such first priority lien (subject to Liens arising by operation of law) effective; provided that any such Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials with respect to matters of fact.

(e) All Opinions of Counsel delivered pursuant to Section 10.02(d) may contain assumptions, qualifications, exceptions and limitations as are appropriate and customary for similar opinions relating to the nature of the Capital Stock pledged.

(f) Upon each pledge by any Future Guarantor of the Capital Stock of any Other Non-Guarantor Subsidiary or any future Subsidiary in accordance with Section 10.02(a) or Section 10.02(b), the Company will give notice, file, register or record any supplemental indentures, financing statements, continuation statements, pledge agreements or other instruments or cause each such Future Guarantor Pledgor to give notice, file, register or record any supplemental indentures, financing statements, continuation statements, pledge agreements or other instruments and take any other actions necessary in order to perfect and protect the first priority lien (subject to Liens arising by operation of law) thereby created.

Section 10.03. Recording and Opinions.

(a) The Company will furnish to the Trustee within three months after each anniversary of the Issue Date, an Opinion of Counsel, dated as of such date, stating either that (i) in the opinion of such counsel, action has been taken with respect to the recording, registering, filing, re-recording, re-registering and re-filing of all supplemental indentures, financing statements, continuation statements or other instruments of further assurance as is necessary to maintain the Lien of the Security Documents and reciting with respect to the security interest in the Collateral the details of such action or referring to prior Opinions of Counsel in which such details are given, and stating that, in the opinion of such counsel, based on relevant laws as in effect on the date of such Opinion of Counsel, all financing statements and continuation statements have been executed and filed that are necessary as of such date and during the succeeding 12 months fully to preserve and protect, to the extent such protection and preservation are possible by filing, the rights of the Holders and the Trustee hereunder and under the Security Documents with respect to the security interest in the Collateral; or (ii) in the opinion of such counsel, no such action is necessary to maintain such Lien and assignment.

(b) So long as no Default or Event of Default has occurred and is continuing, and subject to certain terms and conditions, the Company and the Guarantors will be entitled to receive all cash dividends, interest and other payments made upon or with respect to the Collateral pledged by them.

(c) So long as there has occurred no Event of Default, then the Company and the Guarantors shall have the right to exercise any voting and other consensual rights pertaining to the Collateral pledged by them.

(d) Upon the occurrence and during the continuance of a Default or Event of Default, all rights of the Company and the Guarantors to receive all cash dividends, interest and other payments made upon or with respect to the Collateral will cease and such cash dividends, interest and other payments will be paid to the Collateral Agent;

(e) Upon the occurrence and during the continuance of an Event of Default:

(i)all rights of the Company and the Guarantors to exercise such voting or other consensual rights will cease, and all such rights will become vested in the Collateral Agent, which, to the extent permitted by law, will have the sole right to exercise such voting and other consensual rights; and

(ii)the Collateral Agent, upon the instructions of the Trustee pursuant to this Indenture and the Security Documents, may sell the Collateral or any part of the Collateral in accordance with the terms of the Security Documents and may deduct from the proceeds from the sale of the Collateral its costs associated with the sale of the Collateral. The Collateral Agent, in accordance with the provisions of this Indenture, will distribute all funds (after deduction of its costs as provided under the preceding sentence) distributed under the Security Documents and received by the Collateral Agent to the Trustee for the benefit of the holders of the Notes.

Section 10.04. Release of Collateral.

(a) Subject to subsections (b), (c) and (d) of this Section 10.04, Collateral may be released from the Lien and security interest created by the Security Documents at any time or from time to time in accordance with the provisions of the Security Documents or as provided hereby. In addition, upon the request of the Company pursuant to an Officers’ Certificate certifying that all conditions precedent hereunder have been met and stating whether or not such release is in connection with an Asset Sale and (at the sole cost and expense of the Company) the Trustee will release Collateral that is sold, conveyed or disposed of in compliance with the provisions of this Indenture; provided, that if such sale, conveyance or disposition constitutes an Asset Sale, the Company will apply the Net Available Cash in accordance with Section 4.12 hereof. Upon receipt of such Officers’ Certificate the Trustee shall execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Security Documents.

(b) No Collateral may be released from the Lien and security interest created by the Security Documents pursuant to the provisions of the Security Documents unless the certificate required by this Section 10.04 has been delivered to the Trustee.

(c) At any time when a Default or Event of Default has occurred and is continuing and the maturity of the Notes has been accelerated (whether by declaration or otherwise), no release of Collateral pursuant to the provisions of the Security Documents will be effective as against the Holders.

(d) The release of any Collateral from the terms of this Indenture and the Security Documents will not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to the terms of the Security Documents and hereof.

Section 10.05. Authorization of Actions to Be Taken by the Trustee Under the Security Documents.

Subject to the provisions of Section 7.01 and 7.02 hereof, the Trustee may, in its sole discretion and without the consent of the Holders, take, on behalf of the Holders, all actions it deems reasonably necessary or appropriate in order to:

(a) enforce any of the terms of the Security Documents; and

(b) collect and receive any and all amounts payable in respect of the Obligations of the Company hereunder.

The Trustee will have power to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Security Documents or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or of the Trustee).

The Trustee shall not be deemed to have knowledge of any acts that may be unlawful or in violation of the Security Documents or this Indenture unless and until it obtains actual knowledge of such unlawful acts or violation through the receipt of written notification describing the circumstances of such, and identifying the circumstances constituting such unlawful acts or violation.

Neither the Trustee nor the Collateral Agent nor any of their officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any Collateral securing the Notes and the Guarantees, for the legality, enforceability, effectiveness or sufficiency of the Security Documents, for the creation, perfection, priority, sufficiency or protection of any of the Liens, or for any defect or deficiency as to any such matters, or for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the Liens on the Collateral or Security Documents or any delay in doing so.

The Trustee and the Collateral Agent will be under no obligation to exercise any rights or powers conferred under the Indenture or any of the Security Documents for the benefit of the Holders unless such Holders have offered to the Trustee and the Collateral Agent indemnity or security satisfactory to it against any loss, liability or expense. In the exercise of its duties, neither the Trustee nor the Collateral Agent shall be responsible for the verification of the accuracy or completeness of any certification submitted to it by the Issuer or any Guarantor and each is entitled to rely exclusively on the certifications contained therein. Furthermore, each Holder, by accepting the Notes will agree, for the benefit of the Trustee and the Collateral Agent, that it is solely responsible for its own independent appraisal of and investigation into all risks arising under or in connection with the Security Documents and has not relied on and will not at any time rely on the Trustee or the Collateral Agent in respect of such risks.

Section 10.06. Authorization of Receipt of Funds by the Trustee Under the Security Documents.

The Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 10.07. Termination of Security Interest.

Upon the payment in full of all Obligations of the Company under this Indenture and the Notes, the Trustee will, at the request of the Company, release the Liens pursuant to this Indenture and the Security Documents.

Section 10.08. Appointment of Collateral Agent.

The parties hereto acknowledge and agree, and each Holder by accepting a Note acknowledges and agrees, that the Company and the Issuer hereby irrevocably appoint The Hongkong and Shanghai Banking Corporation Limited as Collateral Agent hereunder. The Collateral Agent shall have such duties and responsibilities, with respect to the Holders of Notes, as are explicitly set forth herein and in the Security Documents to which it is a party and no others; provided that the Collateral Agent shall only take action with respect to or under the Security Documents in accordance with the written instructions of the Trustee acting on behalf of the Holders of the Notes, and shall apply any proceeds from the enforcement of any security, as set forth in this Indenture. The provisions of Article 7 hereof relating to the Trustee acting in such capacity shall apply to the Collateral Agent to the extent applicable. In addition, the Company and the Guarantors hereby, jointly and severally, agree to indemnify the Collateral Agent on the same basis as their indemnity to the Trustee in Article 7 with respect to actions taken or not taken by it in accordance with this Indenture and the Security Documents.

ARTICLE 11.

SATISFACTION AND DISCHARGE

Section 11.01. Satisfaction and Discharge.

This Indenture shall be discharged and shall cease to be of further effect, except as to surviving rights of registration of transfer or exchange of the Notes, as to all Notes issued hereunder, when:

(a) either:

(i) all Notes that have been previously authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has previously been deposited in trust or segregated and held in trust by the Company and is thereafter repaid to the Company or discharged from the trust) have been delivered to the Trustee for cancellation; or

(ii) (x) all Notes that have not been previously delivered to the Trustee for cancellation, have become due and payable by their terms or have been called for redemption, and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars in such amount as shall be sufficient without consideration of any reinvestment of interest to pay and discharge the entire Debt on the Notes not previously delivered to the Trustee for cancellation or redemption for principal, premium, if any, and interest on the Notes to the date of deposit, in the case of Notes that have become due and payable, or to the Stated Maturity or redemption date, as the case may be; (y) the Company has paid all other sums payable by the Company with respect to the Notes under this Indenture; and (z) the Company has delivered irrevocable written instructions to the Trustee to apply the deposited money toward the payment of the Notes at Stated Maturity or on the redemption date, as the case may be.

In the case of either clause (i) or (ii):

(x) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company is a party or by which the Company is bound; and

(y) the Company shall have delivered to the Trustee an Officers’ Certificate and Opinion of Counsel stating that all conditions precedent relating to the satisfaction and discharge of this Indenture have been satisfied.

Section 11.02. Deposited Cash to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 11.03, all cash deposited with the Trustee pursuant to Section 11.01 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest but such cash and securities need not be segregated from other funds except to the extent required by law.

Section 11.03. Repayment to Company.

Any cash deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for six months after such principal, and premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust, provided that the Trustee may deduct from such unclaimed amount any costs associated with the safe-keeping thereof; and the Holder shall thereafter, as an unsecured creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such cash and securities, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such cash remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such cash then remaining shall be repaid to the Company. After payment to the Company, Holders entitled to such money shall look to the Company for payment and all liability at the Trustee with respect to such money shall cease.

ARTICLE 12.

MISCELLANEOUS

Section 12.01. Notices.

Any notice or communication by the Company or the Trustee to the other is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next-day delivery, to the other’s address:

If to the Company:

Magical Insight Investments Limited
c/o China Mobile Media Technology Inc.
9th Floor, Block C, Intell-Center
No.18 Zhongguancun East Road
Haidian District
Beijing, China 100083
Attention: Chief Financial Officer
Facsimile No.: +86 10 8260 1927
Attention: Chief Financial Officer

If to the Trustee:

The Hongkong and Shanghai Banking Corporation Limited
Level 30, HSBC Main Building
1 Queen’s Road, Central
Hong Kong
Attention: Corporate Trust and Loan Agency

Facsimile No: +852 2801 5586

The Company or the Trustee, by notice to the other, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to the Trustee or Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if sent by facsimile transmission; and the second Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next-day delivery. All notices and communications to the Trustee or Holders shall be deemed duly given and effective only upon receipt.

Notwithstanding the foregoing, as long as the Notes are represented by the Global Notes, any notice or communication to a Holder shall be deemed to have been given or served when so sent or deposited in accordance with the applicable rules and procedures of Euroclear and Clearstream.

If the Notes are no longer represented by Global Notes, any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next-day delivery to its address shown on the Security Register. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Section 12.02. Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate with other Holders with respect to their rights under this Indenture or the Notes.

Section 12.03. Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under any provision of this Indenture, the Company shall furnish to the Trustee:

(a) an Officers’ Certificate (which shall include the statements set forth in Section 12.04 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel (which shall include the statements set forth in Section 12.04 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with.

Section 12.04. Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable such Person to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

With respect to matters of fact, an Opinion of Counsel may rely on an Officers’ Certificate, certificates of public officials or reports or opinions of experts.

Section 12.05. Legal Holidays.

In any case where any Interest Payment Date, Purchase Date or Stated Maturity of any Note is not a Business Day at the city in which the Specified Office of the Trustee is located, then (notwithstanding any other provision of this Indenture or of the Notes) payment of Interest or principal (and premium, if any) need not be made at such Specified Office of the Trustee on such date, but such payment may be made on the next succeeding Business Day at such Specified Office of the Trustee with the same force and effect as if made on the Interest Payment Date or Purchase Date, or at the Stated Maturity and such extension of time shall in such case be included in the computation of Interest accruing on such Note; provided, however, that if such extension would cause payment of Interest to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

Section 12.06. Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.07. No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, employee, incorporator or stockholder of the Parent, the Company or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Parent, the Company or of the Subsidiary Guarantors under the Notes, this Indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver and release may not be effective to waive or release liabilities under the U.S. federal securities laws.

Section 12.08. Governing Law.

THIS INDENTURE, THE GUARANTEE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

Section 12.09. No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.10. Successors.

All covenants and agreements of the Company in this Indenture and the Notes shall bind its successors. All covenants and agreements of the Trustee in this Indenture shall bind its successors.

Section 12.11. Severability.

In case any provision in this Indenture, the Guarantee or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions, to the fullest extent permitted by applicable law, shall not in any way be affected or impaired thereby.

Section 12.12. Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 12.13. Consent to Jurisdiction and Service of Process; Waiver of Immunities.

(a) The Company and each Guarantor irrevocably consents to the jurisdiction of the courts of the State of New York and the courts of the United States of America located in the Borough of Manhattan, City and State of New York over any suit, action or proceeding with respect to this Indenture or the transactions contemplated hereby. The Company and each Guarantor waives any objection that it may have to the venue of any suit, action or proceeding with respect to this Indenture or the transactions contemplated hereby in the courts of the State of New York or the courts of the United States of America, in each case, located in the Borough of Manhattan, City and State of New York, or that such suit, action or proceeding brought in the courts of the State of New York or the United States of America, in each case, located in the Borough of Manhattan, City and State of New York was brought in an inconvenient court and agrees not to plead or claim the same.

(b) The Company and each Guarantor irrevocably appoints Law Debenture Corporate Services Inc., 400 Madison Avenue, Suite 4D, New York, NY 10017, Facsimile No. +1 212 750 1361, as its authorized agent in the State of New York upon which process may be served in any such suit or proceedings, and agrees that service of process upon such agent, and written notice of said service to Law Debenture Corporate Services Inc., by the person serving the same to the address provided in Section 12.01, shall be deemed in every respect effective service of process upon the Company and each Guarantor in any such suit or proceeding. The Company and each Guarantor further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for a period of 3 years from the date of this Indenture.

(c) To the extent that the Company or any Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, the Company and each Guarantor hereby irrevocably waives such immunity in respect of its Obligations under this Indenture and the Notes, to the extent permitted by law.

Section 12.14. Table of Contents, Headings, etc.

The Table of Contents and Headings in this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

[Signatures on following page]

SIGNATURES

Dated _______, 2008

COMPANY:

MAGICAL INSIGHT INVESTMENTS LIMITED

By:
Name: Title:

GUARANTOR:

CHINA MOBILE MEDIA TECHNOLOGY INC.

By:
Name: Title:

SIGNATURE PAGES TO THE SENIOR NOTE INDENTURE

TRUSTEE:

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, as Trustee

By:
Name: Title:

SIGNATURE PAGES TO THE SENIOR NOTE INDENTURE

EXHIBIT A

(Face of Note)

[GLOBAL NOTE LEGEND]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK S.A./N.V. (“EUROCLEAR”), OR CLEARSTREAM BANKING, SOCIÉTÉ ANONYME (“CLEARSTREAM”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF ITS AUTHORIZED NOMINEE OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR OR CLEARSTREAM (AND ANY PAYMENT IS MADE TO ITS AUTHORIZED NOMINEE, OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR OR CLEARSTREAM), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, ITS AUTHORIZED NOMINEE, HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF EUROCLEAR OR CLEARSTREAM OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[REGULATION S LEGEND]

THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR OTHER SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE OFFERED OR SOLD EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE~~,~~. BY ACQUISITION HEREOF, THE HOLDER:

(1) REPRESENTS THAT IT IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT;

(2) AGREES THAT IT WILL NOT WITHIN THE PERIOD SET FORTH IN RULE 144(k) UNDER THE SECURITIES ACT (CURRENTLY TWO YEARS AFTER THE LATER OF THE ORIGINAL ISSUANCE OF THIS SECURITY OR THE ACQUISITION FROM AFFILIATE OF THE COMPANY) (A) RESELL OR OTHERWISE TRANSFER THE SECURITY EVIDENCED HEREBY EXCEPT (I) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (II) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (III) TO A NON-U.S. PERSON OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (IV) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT, IF AVAILABLE, OR (V) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT AND WHICH CONTINUES TO BE EFFECTIVE AT THE TIME OF SUCH TRANSFER OR (B) ENGAGE IN HEDGING TRANSACTIONS WITH RESPECT TO THIS SECURITY UNLESS IN COMPLIANCE WITH THE SECURITIES ACT; AND

(3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THE SECURITY EVIDENCED HEREBY IS TRANSFERRED (OTHER THAN A TRANSFER PURSUANT TO CLAUSE 2(A)(V) ABOVE) A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.

[IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR SUCH OPINIONS, CERTIFICATES AND OTHER INFORMATION AS THE COMPANY OR SUCH TRANSFER AGENT MAY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.]1

[TAX ORIGINAL ISSUE DISCOUNT LEGEND]

FOR PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS NOTE WAS ISSUED WITH TAX ORIGINAL ISSUE DISCOUNT. FOR PURPOSES OF THESE RULES, THE ISSUE DATE OF THIS NOTE IS JANUARY 11, 2008, AND A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF TAX ORIGINAL ISSUE DISCOUNT, AND YIELD TO MATURITY BY SUBMITTING A WRITTEN REQUEST TO THE COMPANY AT MAGICAL INSIGHT INVESTMENTS LIMITED, C/O CHINA MOBILE MEDIA TECHNOLOGY, INC., 9TH FLOOR, BLOCK C, INTELL-CENTER, NO. 18 ZHONGGUANCUN EAST ROAD, HAIDIAN DISTRICT, BEIJING, CHINA 100083, ATTENTION: CHIEF FINANCIAL OFFICER, FACSIMILE NO: +86 10 8260 1927.

[1]	To be added to Definitive Notes only.

GUARANTEED SENIOR NOTES DUE 2014

ISIN: XS0325944170
Common Code: 032594417

No. _____	RMB_____________

MAGICAL INSIGHT INVESTMENTS LIMITED

promises to pay to HSBC Nominees (Hong Kong) Limited, or registered assigns, as nominee of the Common Depositary for Clearstream Banking, société anonyme (“Clearstream”) and/or Euroclear Bank S.A./N.V. (“Euroclear”), or registered assigns, the Dollar Equivalent of the principal sum of _________________ (______________) on January 11, 2014, or such greater or lesser principal amount at the Stated Maturity hereof as is indicated in the records of the Trustee and the Common Depositary]2.

Interest Payment Dates: January 11 and July 11, commencing July 11, 2008.

Record Dates: December 27 and June 26.

Dated: January 11, 2008.

[2]	To be added to Global Notes only.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

MAGICAL INSIGHT INVESTMENTS LIMITED

By:
Name: Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Global
Notes referred to in the
within-mentioned Indenture:

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, as Trustee

By:
Authorized Signatory

Dated January 11, 2008

(Back of Note)

GUARANTEED SENIOR NOTES DUE 2014

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest, Additional Amounts and Additional Tax Amounts. MAGICAL INSIGHT INVESTMENTS LIMITED, a British Virgin Islands corporation (the “Company”), promises to pay the Dollar Equivalent of interest on the principal amount of this Note at 9.5% per annum from the first anniversary of the Issue Date until maturity. “Dollar Equivalent” means, at any time for the determination thereof, the amount of Dollars obtained by converting RMB into Dollars at the base rate for the purchase of Dollars with RMB as quoted by the People’s Bank of China at Noon (Beijing time) two Business Days prior to the date of determination. The Company shall pay interest semi-annually on January 11 and July 11 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest shall accrue from the most recent date to which interest has been paid on the Notes (or one or more Predecessor Notes) or, if no interest has been paid, from the date of issuance: provided, however, that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be July 11, 2008. The Company shall pay the Dollar Equivalent of interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time at a rate that is 2.0% per annum in excess of the interest rate then in effect under the Indenture and this Note; it shall pay the Dollar Equivalent of interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods), from time to time at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months for the actual number of days elapsed. The amount of interest for each day that the Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the RMB Notional Amount of the Notes. The amount of interest to be paid on the Notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period. All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards). The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as such rate may be modified by United States law of general application. The Company promises to pay Additional Amounts and Additional Tax Amounts as and when required by the Indenture.

2. Method of Payment. The Company shall pay interest on the Notes (except defaulted interest) to the Persons in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the January 11 or July 11 next preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes shall be payable as to principal, premium (including Additional Amounts and Additional Tax Amounts), if any, and interest at the office or agency of the Company maintained for such purpose, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the Security Register; provided, however, that payment by wire transfer of immediately available funds shall be required with respect to principal of and interest and premium, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent and Registrar. Initially, The Hongkong and Shanghai Banking Corporation Limited, the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4. Indenture. The Company issued the Notes under an Indenture dated January 11, 2008 (“Indenture”) among the Company, China Mobile Media Technology Inc. (the “Parent”) as a guarantor, the other guarantors party thereto (together with the Parent, the “Guarantors”) and the Trustee. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5.Mandatory Redemption.

The Company agrees that on the dates indicated in the following table, the Company will prepay and there shall become due and payable the corresponding principal amount as shall then be outstanding.

Date	Percentage of Principal Amount
January 11, 2011	10%
July 11, 2011	10%
January 11, 2012	20%
July 11, 2012	20%
January 11, 2013	20%
July 11, 2013	10%

The entire remaining principal amount of the Notes shall become due and payable on January 10, 2014. Each required prepayment made pursuant to this paragraph 5 shall be made at the Dollar Equivalent of the required prepayment amount and without payment of any premium and allocated among all of the Notes in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof. Upon any repurchase of the Notes pursuant to paragraph 6, the principal amount of each required prepayment of the Notes becoming due under this paragraph 5 on and after the date of such prepayment or purchase shall be reduced in the same proportion as the aggregate unpaid principal amount of the Notes is reduced as a result of such prepayment or purchase.

In the case of each prepayment of Notes pursuant to this paragraph 5, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

6. Repurchase at Option of Holder.

(a) Upon the occurrence of a Change of Control, each Holder shall have the right to require the Company to repurchase all or any part (equal to RMB1.0 million or an integral multiple of RMB1.0 million) of such Holder’s Notes (a “Change of Control Offer”) at a purchase price in cash equal to the Dollar Equivalent of 105% of the aggregate principal amount of the RMB Notional Amount repurchased, plus accrued and unpaid interest on the Notes repurchased to the purchase date (subject to the right of Holders of record on the relevant record date to receive interest to, but excluding, the Purchase Date).

(b) If the Company or one of its Subsidiaries consummates any Asset Sales, they shall not be required to apply any Net Available Cash in accordance with the Indenture until the aggregate Net Available Cash from all Asset Sales following the date the Notes are first issued after application of Net Available Cash as provided in the second paragraph of Section 4.12 of the Indenture, exceeds $3.0 million, at which time the Company shall commence an offer for Notes pursuant to the Indenture by applying the Net Available Cash (an “Asset Sale Offer”) pursuant to Section 3.07 of the Indenture to purchase the maximum principal amount of Notes that may be purchased out of the Net Available Cash at an offer price in cash equal to the Dollar Equivalent of 100% of the principal amount, plus accrued and unpaid interest to the date fixed for the closing of such offer in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Net Available Cash, the Company (or such Subsidiary) may use such deficiency first to repay certain credit facilities or any other Senior Debt of the Company or any Guarantor or Debt of any Subsidiary of the Company that is not a Guarantor (excluding, in any such case, any Debt owed to the Company or an Affiliate of the Company), and only thereafter, for any purpose not prohibited by the Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Net Available Cash, the Trustee shall select the Notes to be purchased on a pro rata basis. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes.

(c) Upon the occurrence of a Delisting, each Holder shall have the right to require the Company to repurchase all or any part (equal to RMB1.0 million or an integral multiple of RMB1.0 million) of such Holder’s Notes (a “Delisting Offer”) at a purchase price in cash equal to the Dollar Equivalent of 105% of the aggregate principal amount of the RMB Notional Amount repurchased, plus accrued and unpaid interest on the Notes repurchased to the purchase date (subject to the right of Holders of record on the relevant record date to receive interest to, but excluding, the Purchase Date).

8. Notice of Redemption. Notice of redemption shall be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than RMB1.0 million may be redeemed in part but only in whole multiples of RMB1.0 million, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.

9. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of RMB1.0 million and integral multiples of RMB1.0 million. [This Note shall represent the aggregate principal amount of outstanding Notes from time to time endorsed hereon and the aggregate principal amount of Notes represented hereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions.]1  The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

10. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

11. Amendment, Supplement and Waiver. Subject to certain exceptions, the Company and the Trustee may amend or supplement the Indenture or the Notes with the consent of the Holders of a majority in principal amount of the then outstanding Notes voting as a single class (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes), and, subject to Sections 6.04 and 6.07 of the Indenture, any existing Default or Event of Default (except a continuing Default or Event of Default in the payment of principal, premium, if any, or interest on the Notes) or compliance with any provision of the Indenture or the Notes (except for certain covenants and provisions of the Indenture which cannot be amended without the consent of each Holder) may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes voting as a single class (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes). Without the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation, partnership or limited liability company of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes, to add additional Guarantees or additional obligors with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Company, or to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder.

12.Defaults and Remedies. Each of the following is an Event of Default under the Indenture: (a) failure to make the payment of any interest on such Notes when the same becomes due and payable, and such failure continues for a period of 10 days; (b) failure to make the payment of any principal of, or premium, if any, on, any of such Notes when the same becomes due and payable at its Stated Maturity, upon acceleration, mandatory redemption, optional redemption, required repurchase or otherwise, including payment of Additional Amounts; (c) failure to comply with Section 5.01 of the Indenture; (d) failure to comply with any other covenant or agreement in such Notes or in this Indenture (other than a failure that is the subject of the foregoing clause (a), (b) or (c) and other than the failure to comply with Section 4.24 of the Indenture, for which payment of Additional Amounts is provided for under the Indenture and is governed by Section 4.01 thereof), and such failure continues for 30 days (45 days in the case of failure to comply with Section 4.26(b) of the Indenture) after written notice is given to the Company by the Trustee or the holders of not less than 25% in aggregate principal amount of such Notes then outstanding specifying the default, demanding that it be remedied and stating that such notice is a “Notice of Default;” (e) a default under any Debt by the Company or any Subsidiary that results in acceleration of the maturity of such Debt, or failure to pay any such Debt at maturity, in an aggregate amount greater than US$3.0 million or its foreign currency equivalent at the time; (f) any legal proceeding that shall have a good foundation in law and fact that would potentially result in the payment of money in an aggregate amount in excess of US$5.0 million (or its foreign currency equivalent at the time) shall be instituted against the Parent, the Company or any of its Subsidiaries, or judgment or judgments for, the payment of money in an aggregate amount in respect of US$1.0 million (or its foreign currency equivalent at the time) that shall be rendered against the Parent, the Company or any of its Subsidiaries; (g) any Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Guarantee) or any Guarantor denies or disaffirms its obligations under its Guarantee; (h) certain events of bankruptcy, insolvency or reorganization affecting the Parent, the Company or any of its Significant Subsidiaries; (i) any default by the Parent, the Company or Future Guarantor Pledgor in any of its obligations under the Security Documents, which adversely affects the enforceability, validity, perfection or priority of the applicable Lien on the Collateral or which adversely affects the condition or value of the Collateral, taken as a whole, in any material respect; the security interest under the Security Documents shall, at any time, cease to be in full force and effect for any reason other than the satisfaction in full of all obligations under the Indenture and discharge of the Indenture or any security interest created thereunder shall be declared invalid or unenforceable or the Company or any Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable; (j) the Parent, the Company or any Future Guarantor Pledgor denies or disaffirms its obligations under any Security Document or, other than in accordance with this Indenture and the Security Documents, any Security Document ceases to be or is not in full force and effect or the Trustee ceases to have a first priority interest in the Collateral; (k) the Company or its Subsidiaries amends or modifies their respective constitutive documents in such a manner that would have a Material Adverse Effect or engages any business other than a Related Business; (l) either the Indenture, the Notes, any loan made directly or indirectly from the Company to the WFOE, or any Security Document shall be (A) declared by any Governmental Authority to be illegal or unenforceable or (B) terminated prior to its scheduled termination date; (m)(i) the confiscation, expropriation or nationalization by any Governmental Authority of any Property of the Parent, the Company or any of its Subsidiaries; or (ii) if such revocation or repudiation could reasonably be expected to have a Material Adverse Effect, the revocation or repudiation by any Governmental Authority of any previously granted Governmental Approval to the WFOE that is material to the operation of the Related Business; or (iii) the imposition or introduction of material and discriminatory taxes, tariffs, royalties, customs or excise duties imposed on the WFOE, or the material and discriminatory withdrawal or suspension of material privileges or specifically granted material rights of a fiscal nature; (n) failure by the Parent, the Company or any Affiliate thereof (other than any Person who is an Affiliate solely because such Person is a holder of Notes or of the Parent’s warrants to purchase its common stock) to comply with any of the agreements in that certain Investor Rights Agreement dated the Issue Date by and among the Company, the Parent, certain Affiliates of the Company and the other Persons therein named if such failure continues for 30 days after written notice is given to the Company by the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding specifying the default, demanding that it be remedied and stating that such notice is a “Notice of Default;” (o) failure by the Parent, the Company or any Affiliate thereof (other than any Person who is an Affiliate solely because such Person is a holder of Notes or of the Parent’s warrants to purchase its common stock) to comply with any of the agreements in that certain Investor Rights Agreement dated the Issue Date by and among the Company, the Parent, certain Affiliates of the Company and the other Persons therein named if such failure continues for 30 days after written notice is given to the Company by the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding specifying the default, demanding that it be remedied and stating that such notice is a “Notice of Default;” (p) failure by Beihai Hi-Tech Wealth Technology Development Co. Ltd. on or before the expiration of 30 days after the Issue Date to fully discharge, refinance (without change to the repayment term) or obtain in writing a continuing waiver for not less than one year regarding any Debt of such WFOE that as of the Issue Date is in default; (q) with respect to Beijing Hi-Tech Wealth Electronic Products Co. Ltd., a limited liability company organized in the PRC, (i) any sale, lease, license or other transfer or disposition (other than to the Parent or any of its Subsidiaries) of any of its rights in respect of patents, patent rights, licenses, inventions, copyrights, know-how (including any discoveries, concepts, ideas, research and development, know-how, formulas, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, and other proprietary or confidential information, trademarks, service marks and trade names in respect of mobile telephones, or (ii) expiration, termination or revocation of any of its licenses, permits, certificates, consents, orders, approvals and other authorizations from any Governmental Authority in respect of the manufacture, sale or distribution of mobile telephones in the PRC, or (iii) failure by such company to license or sub-license on an exclusive basis (including with prejudice to the rights of Beijing Hi-Tech Wealth Electronic Products Co. Ltd. itself) to the Parent or any of its Subsidiaries any of the intellectual property described in the foregoing clause (i) or the licenses, permits, certificates, consents, orders, approvals and other authorizations described in the foregoing clause (ii), in each case on terms and conditions that are substantially similar to and not materially more disadvantageous to the licensee than licenses by such licensor to such licensee in existence on the Issue Date; (r) the Company as of March 31, 2008 shall not have consummated the transactions contemplated by that certain Binding Term Sheet, dated February 8, 2007 (the “Binding Term Sheet”), by and between the Company and Beijing Hi-Tech Wealth Investment and Development Company Limited, including without, limitation, (i) performing, or causing one of its Subsidiaries to perform, the Company’s obligations thereunder or pursuant to the subsequent definitive agreement, if any, entered into by such parties with respect to the matters contemplated in the Binding Term Sheet (to the extent applicable, the “Binding IP Transfer Agreement”); (ii) paying, or causing one of its subsidiaries to pay, the requisite purchase price as set forth in the Binding Term Sheet or, to the extent applicable, the Binding IP Transfer Agreement; (iii) registering, or causing one of its Subsidiaries to register, the transfer of the applicable intellectual property rights purchased pursuant to the Binding Term Sheet, or to the extent applicable, the Binding IP Transfer Agreement, with the applicable Governmental Authorities, so as to ensure the proper ownership of such intellectual property rights by the Company or one of its Subsidiaries; or (s) failure by any Permitted Holder, the Parent or any of its Subsidiaries to fully comply, including without limitation, with any applicable foreign exchange registration, settlement or remittance requirement therein, with Circular 75 issued by the PRC State Administration of Foreign Exchange on October 21, 2005, including any amendment, implementing rules, or official interpretation thereof or any replacement, successor or alternative legislation having the same subject matter thereof.

1 Include only if a global note.

If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency described in the Indenture, all outstanding Notes shall become due and payable without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of at least three-fourths in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Holders of at least three-fourths in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest, or the principal of, the Notes. The Parent is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Parent is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

13. Trustee Dealings with the Parent and the Company. Subject to certain limitations, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Parent, the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee.

14. No Recourse Against Others. No past, present or future director, officer, employee, incorporator or stockholder of the Parent, the Company or of any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Parent, the Company or any Subsidiary Guarantor under the Indenture, the Notes, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability.

15. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

16. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

17. Governing Law. The Indenture, the Guarantee and this Note shall be governed by and construed in accordance with the law of the state of New York.

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Company pursuant to Section 3.06, 4.12 or 4.16 or 4.30 of the Indenture, check the box below:

☐ Section 3.06

☐ Section 4.12        Purchase Date:_______________

☐ Section 4.16

☐ Section 4.30

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 3.11, 4.12 or 4.16 or 4.30 of the Indenture, state the amount you elect to have purchased: RMB_____________________

Date:_______________________________	Your Signature:________________________________
(Sign exactly as your name appears on the Note)

SIGNATURE GUARANTEE:

________________________________________

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP.

Assignment Form

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to

(Insert assignee’s social security or other tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint_______________________________________________________________________________________________
as agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date: ______________
Your Signature: ________________________________
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee: ________________________________

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Note Custodian

EXHIBIT B

FORM OF NOTATION OF GUARANTEE

For value received, each Guarantor (which term includes any successor Person under the Indenture), jointly and severally, unconditionally guarantees, to the extent set forth in the Indenture and subject to the provisions in the Indenture, dated January 11, 2008 (the “Indenture”), among Magical Insight Investments Limited, as issuer (the “Company”), the Guarantor listed on the signature pages thereto and The Hongkong and Shanghai Banking Corporation Limited, as trustee (the “Trustee”), (a) the due and punctual payment of the principal of, premium, if any, and interest on the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal and premium, if any, and, to the extent permitted by law, interest and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article 9 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Guarantee. This Guarantee is subject to release as and to the extent set forth in Section 9.05 of the Indenture. Each Holder of a Note, by accepting the same agrees to and shall be bound by such provisions. Capitalized terms used herein and not defined are used herein as so defined in the Indenture.

CHINA MEDIA MOBILE MEDIA TECHNOLOGY INC.

By:

Name:
Title:

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EXHIBIT C

FORM OF CERTIFICATE OF TRANSFER

Magical Insight Investments Limited
c/o China Mobile Media Technology Inc.
9th Floor, Block C, Intell-Center
No.18 Zhongguancun East Road
Haidian District
Beijing, China 100083
Attention: Chief Financial Officer
Facsimile No.: +86 10 8260 1927
Attention: Chief Financial Officer

The Hongkong and Shanghai Banking Corporation Limited
Level 30, HSBC Main Building
1 Queen’s Road, Central
Hong Kong
Attention: Corporate Trust and Loan Agency
Facsimile No: +852 2801 5586

Re: GUARANTEED SENIOR NOTES DUE 2014

Reference is hereby made to the Indenture, dated January 11, 2008 (the “Indenture”), among MAGICAL INSIGHT INVESTMENTS LIMITED, as issuer (the “Company”), the Guarantors party thereto and THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

___________________, (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] in the principal amount of RMB___________ (the “Transfer”), to ___________________________ (the “Transferee”). In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

 1. Check if Transferee will take delivery of a beneficial interest in the Global Note or a Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(a) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Distribution Compliance Period (as defined in Regulation S under the Securities Act), the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the legend printed on the Global Note and/or the Definitive Note and in the Securities Act.

 2. Check if Transferee will take delivery of a beneficial interest in the Global Note or a Definitive Note Pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act, and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the legend printed on the Global Note or the Definitive Note and in the Securities Act.

C-1

3. Check if Transferee will take delivery of a beneficial interest in the Global Note or a Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Global Notes and Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that:

(i)  such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act; or

(ii)  such Transfer is being effected to the Company or a subsidiary thereof; or

(iii)  such Transfer is being effected pursuant to an effective registration statement under the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

C-2

Exhibit D

FORM OF AUTHORIZATION CERTIFICATE

I, Li Ming, the duly qualified and elected Sole Officer of Magical Insight Investments Limited (the “Company”), acting on behalf of the Company, hereby certify that:

(A) the persons listed below are (i) Officers for purposes of the Indenture dated as of January [●], 2008 between the Company and The Hongkong and Shanghai Banking Corporation Limited, as Trustee, (ii) duly elected or appointed, qualified and acting as the holder of the respective office or offices set forth opposite his name and (iii) the duly authorized person who executed or will execute the Notes by his manual or facsimile signature and was at the time of such execution, duly elected or appointed, qualified and acting as the holder of the office set forth opposite his name;

(B) each signature appearing below is the person’s genuine signature; and

(C) attached hereto as Schedule I is a true, correct and complete specimen of the certificates representing the Notes.

Officers:

Name	Title	Signature

_________________________	_________________________	_________________________

_________________________	_________________________	_________________________

_________________________	_________________________	_________________________

E-1

i

(continued)

(continued)

		Page
Section 6.07.	Rights of Holders to Receive Payment	57
Section 6.08.	Collection Suit by Trustee	57
Section 6.09.	Trustee May File Proofs of Claim	57
Section 6.10.	Priorities	58
Section 6.11.	Undertaking for Costs	58
Section 6.12.	Restoration of Rights and Remedies	58
Section 6.13.	Rights and Remedies Cumulative	59
Section 6.14.	Delay or Omission Not Waiver	59
ARTICLE 7. TRUSTEE AND AGENTS		59
Section 7.01.	Duties of Trustee	59
Section 7.02.	Rights of Trustee	60
Section 7.03.	Individual Rights of Trustee	62
Section 7.04.	Trustee’s Disclaimer	62
Section 7.05.	Notice of Defaults	62
Section 7.06.	Force Majeure	62
Section 7.07.	Compensation and Indemnity	59
Section 7.08.	Replacement of Trustee	63
Section 7.09.	Successor Trustee by Merger, etc	64
ARTICLE 8. AMENDMENT, SUPPLEMENT AND WAIVER		61
Section 8.01.	Without Consent of Holders	64
Section 8.02.	With Consent of Holders	65
Section 8.03.	Revocation and Effect of Consents	66
Section 8.04.	Notation on or Exchange of Notes	66
Section 8.05.	Trustee to Sign Amendments, etc	67
ARTICLE 9. GUARANTEES		67
Section 9.01.	Guarantee	67
Section 9.02.	Limitation on Guarantor Liability	68
Section 9.03.	Execution and Delivery of Guarantee	69
Section 9.04.	Guarantors May Consolidate, etc., on Certain Terms	69
Section 9.05.	Releases Following Merger, Consolidation or Sale of Assets, Etc	70
ARTICLE 10. COLLATERAL AND SECURITY		70
Section 10.01.	Security Documents	70
Section 10.02.	Future Guarantor Pledgors	71
Section 10.03.	Recording and Opinions	72

(continued)

EXHIBIT A
EXHIBIT B
EXHIBIT C
EXHIBIT D